==============================================================================




                         LOAN AGREEMENT




                  Dated as of November 14, 1997





                             Between







                      FOX VALLEY MALL LLC,
                           as Borrower





                               and



                  LEHMAN BROTHERS HOLDINGS INC.
                DOING BUSINESS AS LEHMAN CAPITAL,
           A DIVISION OF LEHMAN BROTHERS HOLDINGS INC.



                            as Lender


==============================================================================

                        TABLE OF CONTENTS
                        -----------------

                                                                        Page
                                                                        ----
I.  DEFINITIONS; PRINCIPLES OF CONSTRUCTION                               1
      Section 1.1  Definitions.                                           1
      Section 1.2  Principles of Construction                             1

II. GENERAL TERMS                                                        19
      Section 2.1  Loan Commitment; Disbursement to Borrower             19
            2.1.1  The Loan                                              19
            2.1.2  Disbursement to Borrower                              19
            2.1.3  The Note                                              19
      Section 2.2  Use of Proceeds                                       20
      Section 2.3  Loan Repayment and Defeasance                         20
            2.3.1  Repayment                                             20
            2.3.2  Voluntary Defeasance of the Loan                      20
      Section 2.4  Release of Property                                   21
            2.4.1  Release of the Property                               22
            2.4.2  Successor Borrower                                    22
            2.4.3  Release on Payment in Full                            22
      Section 2.5  Interest                                              22
            2.5.1  Generally                                             22
            2.5.2  Default Rate; Additional Payments after Default       22
      Section 2.6  Payments and Computations                             23
            2.6.1  Making of Payments                                    23
            2.6.2  Annual Budget; Payments After Anticipated Repayment
                   Date                                                  23
            2.6.3  Computations                                          24
            2.6.4  Late Payment Charge                                   24
            2.6.5  Payments Received in the Deposit Account              24

III. CONDITIONS PRECEDENT                                                24
      Section 3.1  Conditions Precedent to Closing                       24

IV. REPRESENTATIONS AND WARRANTIES                                       27
      Section 4.1  Borrower Representations                              27
      Section 4.2  Survival of Representations                           33

V.  AFFIRMATIVE COVENANTS                                                33
      Section 5.1  Borrower Covenants                                    33

VI. NEGATIVE COVENANTS                                                   40
      Section 6.1  Borrower's Negative Covenants                         40

VII.CASUALTY; CONDEMNATION; ESCROW                                       42
      Section 7.1  Insurance; Casualty and Condemnation                  42
            7.1.1  Insurance                                             42
            7.1.2  Condemnation and Insurance Proceeds                   45
      Section 7.2  Required Repairs; Required Repair Funds               48
      Section 7.3  Tax and Insurance Escrow Fund                         48
      Section 7.4  Replacements and Replacement Reserve                  48

VIII.DEFAULTS                                                            48
      Section 8.1  Event of Default                                      48
      Section 8.2  Remedies                                              49
      Section 8.3  Remedies Cumulative                                   50

                                                                        Page
                                                                        ----

IX. SPECIAL PROVISIONS                                                   51
      Section 9.1  Sale of Notes and Securitization                      51
      Section 9.2  Securitization Indemnification                        53
      Section 9.3  Rating Surveillance                                   55
      Section 9.4  Exculpation                                           55
      Section 9.5  Achievements                                          56
      Section 9.6  Cash Management                                       57
            9.6.1  Lockbox Account                                       57
            9.6.2  Cash Management Account                               57
      Section 9.7  Servicer                                              58

X.  MISCELLANEOUS                                                        58
     Section 10.1  Survival                                              58
     Section 10.2  Lender's Discretion                                   58
     Section 10.3  Governing Law                                         58
     Section 10.4  Modification, Waiver in Writing                       59
     Section 10.5  Delay Not a Waiver                                    59
     Section 10.6  Notices                                               59
     Section 10.7  Trial by Jury                                         60
     Section 10.8  Headings                                              60
     Section 10.9  Severability                                          60
     Section 10.10 Preferences                                           61
     Section 10.11 Waiver of Notice                                      61
     Section 10.12 Remedies of Borrower                                  61
     Section 10.13 Expenses; Indemnity                                   61
     Section 10.14 Schedules Incorporated                                62
     Section 10.15 Offsets, Counterclaims and Defenses                   62
     Section 10.16 No Joint Venture or Partnership;                      62
     Section 10.17 Publicity                                             63
     Section 10.18 Waiver of Marshaling of Assets;                       63
     Section 10.19 Waiver of Counterclaim                                63
     Section 10.20 Conflict; Construction of Documents; Reliance         63
     Section 10.21 Brokers and Financial Advisors                        64
     Section 10.22 Prior Agreements                                      64

                         LOAN AGREEMENT

     THIS LOAN AGREEMENT, dated as of November 14, 1997 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this "AGREEMENT"), between Lehman Brothers Holdings Inc., doing business as Lehman Capital, a division of Lehman Brothers Holdings Inc., having an address at Three World Financial Center, New York, New York 10285 ("LENDER") and Fox
Valley Mall LLC, having an address at c/o Urban Shopping Centers, Inc., 900 North Michigan Avenue, Chicago, IL 60611-1580 ("BORROWER").

     All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

                      W I T N E S S E T H :
                      - - - - - - - - - - -

     WHEREAS, Borrower desires to obtain the Loan from Lender;

     WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents;

     NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.   DEFINITIONS; PRINCIPLES OF CONSTRUCTION
     ---------------------------------------

Section 1.1    DEFINITIONS

     For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

     "ACCRUED INTEREST" shall have the meaning set forth in SECTION 2.6.2(C).

     "ACQUIRED PROPERTIES" shall have the meaning set forth in SECTION 9.1.1.

     "ACQUIRED PROPERTY STATEMENTS" shall have the meaning set forth in
SECTION 9.1.1.

     "AFFILIATE" shall mean, in respect to any Person, (x) any Person controlling, controlled by or under common control with, whether by virtue of ownership or otherwise, such Person and (y) any spouse, parent or sibling of any such Person who is a natural person, and any ancestor or lineal descendent of such spouse, parent or sibling.

     "AFFIRMATIVE COVENANT" shall mean a promise or covenant by any Person to perform, act, suffer, permit or consent to.

     "AGREEMENT" shall mean this Loan Agreement, as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time.

     "ALTA" shall mean American Land Title Association, or any successor thereto.

     "ALTERATION" shall have the meaning set forth in SECTION 5.1(U)(III).

     "ALLOCATED LOAN AMOUNT" shall mean the portion of the Loan allocated solely for purposes of performing certain calculations hereunder to each portion of the Property as set forth on
Schedule II hereto.

     "ANNUAL BUDGET" shall mean the operating budget, including all planned capital expenditures, for the Property prepared by Borrower for the applicable Fiscal Year or other period.

     "ANTICIPATED REPAYMENT DATE" shall mean November 10, 2006.

     "APPLICABLE INTEREST RATE" shall mean (a) from the date hereof through but not including the Anticipated Repayment Date, the Regular Interest Rate and (b) from and after the Anticipated Repayment Date through and including the date the Loan is paid in full, the Matured Performing Rate.

     "APPROVED BANK" shall mean a bank or other financial institution which has a minimum long-term unsecured debt rating of at least "A" (or its equivalent) by each of the Rating
Agencies, or if any such bank or other financial institution is not rated by all the Rating Agencies, then a minimum long-term rating of at least "A" (or its equivalent) by two of the Rating Agencies.

     "ASSIGNMENT OF AGREEMENTS" shall mean that certain first priority Assignment of Agreements, Permits and Contracts dated as of the date hereof, from Borrower and the Land Trustee, as assignor, to Lender, as assignee, assigning to Lender all of Borrower's interest in and to all licenses, permits and contracts necessary for the use and operation of the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

     "ASSIGNMENT OF LEASES" shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower and Land Trustee, as assignor, to Lender, as assignee, assigning to Lender all of Borrower's interest in and to the Leases and Rents of such Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

     "ASSIGNMENT OF MANAGEMENT AGREEMENT" shall mean that certain
Assignment of Management Agreement and Subordination of
Management Fees dated as of the date hereof, among Borrower, as assignor, Manager, as manager, and Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

     "BASIC CARRYING COSTS" shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (i) real property taxes with respect to the Property and (ii) insurance premiums with respect to the Property.

     "BEST KNOWLEDGE" or "KNOWLEDGE" shall mean for the purpose of this Agreement and the other Loan Documents the actual knowledge of the Person in question, after having made due inquiry. If any entity with respect to which this term would be applicable is a corporation, knowledge of such entity shall refer to actual knowledge of its officers or directors, after having made due inquiry. If any such entity is a partnership, knowledge of such entity shall refer to actual knowledge of each of its partners who participates in the management of such partnership (directly or indirectly), after having made due inquiry. If any such entity is a limited liability company, knowledge of such entity shall refer to actual knowledge of its managing members, after having made due inquiry. The knowledge of Borrower for purposes of this definition shall also include the knowledge of Manager if it is an Affiliate of Borrower or if not an Affiliate of Borrower, after due inquiry of Manager.

     "BORROWER" shall mean Fox Valley Mall LLC, together with its successors and assigns.

     "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, the State of Illinois and the Commonwealth of Pennsylvania are not open for business.

     "CAPITAL EXPENDITURES" for any period shall mean the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

     "CASH" shall mean coin or currency of the government of the United States of America.

     "CASH COLLATERAL ACCOUNT" shall have the meaning set forth in SECTION 9.6.2(A).

     "Cash Equivalents" shall mean (i) Cash or (ii) U.S. Obligations.

     "CASH EXPENSES" shall mean, for any period, the operating expenses for the operation of the Property as set forth in the Annual Budget to the extent that such expenses are actually incurred by Borrower.

     "CASUALTY/CONDEMNATION INVOLUNTARY PREPAYMENT" shall have the meaning set forth in SECTION 7.1.2(c).

     "CLOSING DATE" shall mean the date of the funding of the Loan.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

     CONSUMER PRICE INDEX" OR "CPI" shall mean the Consumer Price Index for All Urban Consumers (CPI-U) published by the Bureau of Labor Statistics of the United States Department of Labor, New York, N.Y. - Northeastern N.J. Area, All Items (1982-84 = 100), or any successor or substitute index thereto.

     "CONTROL" (and the correlative terms "CONTROLLED BY" and "CONTROLLING") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise.

     "DEBT" shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums
(including the Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

     "DEBT SERVICE" shall mean, with respect to any particular period of time, scheduled principal and interest payments due under the Note.

     "DEBT SERVICE COVERAGE RATIO" shall mean a ratio for the applicable period in which:

               (a) the numerator is the Net Operating Income for such period as set forth in the statements required thereunder less management fees (but only to the extent not included in the calculation of Operating Expenses) equal to the greater of (i) assumed management fees of three (3%) percent of Gross Income from Operations and (ii) the actual management fees incurred and paid by Borrower; and

               (b)  the denominator is the Debt Service.

     "DEFAULT" shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

     "DEFAULT RATE" shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) five percent (5%) above the Applicable Interest Rate.

     "DEFEASANCE DATE" shall have the meaning set forth in SECTION 2.3.2(a)(i).

     "DEFEASANCE DEPOSIT" shall mean (A), with respect to a Defeasance Event involving a portion of the Property, an amount equal to the aggregate of either (i) one hundred (100%) percent of the Allocated Loan Amount for the portion of the Property to be released on the Defeasance Date or (ii) the principal amount of the Defeased Note, as applicable, plus, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or the Defeased Note, as applicable, the creation of the Defeased Note and the Undefeased Note, if applicable, or otherwise required to accomplish the agreements of SECTIONS 2.3 and 2.4 hereof or (B) with respect to a Defeasance Event involving all of the Property, an amount equal to the aggregate of either (i) the outstanding Principal Amount of the Loan or (ii) the principal amount of the Defeased Note, as applicable, plus any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or the Defeased Note, as applicable, the creation of the Defeased Note and the Undefeased Note, if applicable, or otherwise required to accomplish the agreements of SECTIONS 2.3 and 2.4 hereof.

     "DEFEASANCE EVENT" shall have the meaning set forth in SECTION 2.3.2(a).

     "DEFEASED NOTE" shall have the meaning set forth in SECTION 2.3.2(a)(v) hereof.

     "DISCLOSURE DOCUMENT" shall have the meaning set forth in SECTION 9.2(a).

     "ELIGIBLE ACCOUNT" shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state-chartered depository institution or trust company acting in its fiduciary capacity (which, in the case of a state-chartered depository institution or trust company, is subject to regulations substantially similar to Title 12 of the Code of Federal Regulations
Section 9.10(b) and has a combined capital and surplus of at least Fifty Million and No/100 Dollars ($50,000,000) and is subject to supervision or examination by federal and state authority. An Eligible Account may not be evidenced by a certificate of deposit, passbook or other instrument.

     "ELIGIBLE INSTITUTION" shall mean a depository institution or trust company the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody's Investors Service, Inc., D-1 by Duff & Phelps Credit Rating Co. and F-1+ by Fitch Investors Service, L.P. in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least "A" by Fitch Investors Service, L.P., Duff & Phelps Credit Rating Co. and S&P and "A" by Moody's Investors Service, Inc.).

     "ELIGIBLE INVESTMENTS" shall mean any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn, regardless of whether issued by Lender, the Servicer, Trustee or any of their respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have confirmed in writing to the Servicer that a lower rating would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities

           (i)  obligations of, or mutual funds which
                invest solely in obligations of, or
                obligations fully guaranteed as to payment of principal and interest by, the United
                States or any agency or instrumentality
                thereof provided such obligations are
                backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S.
                Treasury (all direct or fully guaranteed obligations), the Farmers Home
                Administration (certificates of beneficial ownership), the General Services
                Administration (participation
                certificates), the U.S. Maritime
                Administration (guaranteed Title XI
                financing), the Small Business
                Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of
                Housing and Urban Development (local
                authority bonds) and the Washington
                Metropolitan Area Transit Authority
                (guaranteed transit bonds); provided,
                however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

           (ii) Federal Housing Administration
                debentures or mutual funds which invest
                solely in such debentures;


           (iii)obligations of, or mutual funds
                which invest solely in obligations of, the following United States government sponsored agencies: Federal Home Loan
                Mortgage Corp. (debt obligations), the Farm
                Credit System (consolidated systemwide
                bonds and notes), the Federal Home Loan
                Banks (consolidated debt obligations), the
                Federal National Mortgage Association (debt obligations), the Student Loan Marketing
                Association (debt obligations), the
                Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must
                (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and
                (D) such investments must not be subject to liquidation prior to their maturity;

           (iv) federal funds, unsecured certificates of deposit, time or similar deposits, bankers' acceptances and repurchase agreements, with maturities of not more than three hundred sixty-five (365) days, of any bank, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if such obligations are not rated by Duff &
                Phelps Credit Rating Co., Moody's Investors
                Service, Inc. or Fitch Investors Service,
                L.P., otherwise acceptable to Duff & Phelps
                Credit Rating Co., Moody's Investors
                Service, Inc. or Fitch Investors Service,
                L.P., as applicable, as confirmed in
                writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the
                Securities); provided, however, that the investments described in this clause must
                (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and
                (D) such investments must not be subject to liquidation prior to their maturity;

           (v)  fully Federal Deposit Insurance
                Corporation-insured demand and time
                deposits in, or certificates of deposit of, or bankers' acceptances issued by, any bank or trust company, savings and mortgage loan association or savings bank, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if such obligations are not rated by Duff & Phelps Credit Rating
                Co., Moody's Investors Service, Inc.
                or Fitch Investors Service, L.P.,
                otherwise acceptable to Duff & Phelps
                Credit Rating Co., Moody's Investors
                Service, Inc. or Fitch Investors Service,
                L.P., as applicable, as confirmed in
                writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the
                Securities); provided, however, that the investments described in this clause must
                (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and
                (D) such investments must not be subject to liquidation prior to their maturity;

           (vi) debt obligations with maturities of not more than three hundred sixty-five
                (365) days rated by each Rating Agency (or, if such obligations are not rated by Duff &
                Phelps Credit Rating Co., Moody's Investors
                Service, Inc. or Fitch Investors Service,
                L.P., otherwise acceptable to Duff & Phelps
                Credit Rating Co., Moody's Investors
                Service, Inc. or Fitch Investors Service,
                L.P., as applicable, as confirmed in
                writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must
                (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and
                (D) such investments must not be subject to liquidation prior to their maturity;

           (vii)commercial paper (including both
                non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one (1) year after the date of issuance thereof) with maturities of not more than three hundred sixty-five (365) days and that is rated by each Rating Agency (or, if such obligations are not rated by Duff &
                Phelps Credit Rating Co., Moody's Investors
                Service, Inc. or Fitch Investors Service,
                L.P., otherwise acceptable to Duff & Phelps
                Credit Rating Co., Moody's Investors
                Service, Inc. or Fitch Investors Service,
                L.P., as applicable, as confirmed in
                writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

          (viii)the Federated Prime Obligation
                Money Market Fund so long as the Federated
                Prime Obligation Money Market Fund is rated by each Rating Agency as AAAm or AAAm-G
                (or, if such obligations are not rated by Duff & Phelps Credit Rating Co., Moody's
                Investors Service, Inc. or Fitch Investors
                Service, L.P., otherwise acceptable to Duff
                & Phelps Credit Rating Co., Moody's
                Investors Service, Inc. or Fitch Investors
                Service, L.P., as applicable, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the
                Securities); and

           (ix) any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, provided that each Rating Agency has confirmed in writing to the Servicer, special servicer (if any) or Trustee, as applicable, that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities;

                provided, however, that, in the
                judgment of the Servicer, such instrument continues to qualify as a "cash flow investment" pursuant to Section 860G(a)(6) of the Code earning a passive return in the nature of interest and that no instrument or security shall be an Eligible Investment if (x) such instrument or security evidences a right to receive only interest payments, (y) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment or (z) such instrument or security has a maturity of more than three hundred sixty-five (365) days.

     "ENVIRONMENTAL INDEMNITY" shall mean that certain
Environmental Indemnity Agreement executed by Borrower in connection with the Loan for the benefit of Lender.

     "EQUIPMENT" shall have the meaning set forth in the granting clause of the Mortgage.

     "ERISA" shall have the meaning set forth in SECTION 6.1(l)(i).

     "EXCUSABLE DELAY" shall mean a delay due to acts of God, governmental restrictions, enemy actions, civil commotion, fire, casualty, strikes, shortages of supplies or labor, work stoppages or other causes beyond the reasonable control of Borrower, but lack of funds shall not be deemed a cause beyond the reasonable control of Borrower.

     "EVENT OF DEFAULT" shall have the meaning set forth in SECTION 8.1(a).

     "EXCHANGE ACT" shall have the meaning set forth in SECTION 9.2.(a).

     "EXCHANGE ACT FILING" shall have the meaning set forth in SECTION 9.1.6.

     "EXPANSION" shall have the meaning set forth in SECTION 5.1(u)(vi).

     "EXTRAORDINARY EXPENSE" shall have the meaning set forth in SECTION
2.6.2(b).

     "FISCAL YEAR" shall mean each twelve month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

     "FOX VALLEY RENOVATION" shall mean the cosmetic renovation and refurbishment of the Improvements, generally described including, but not limited to, the following elements: replacement of existing flooring, new drywall ceiling treatments (at wood ceiling areas), new escalators at boutique level, new feature elevator, infill of recessed areas at anchor courts, new children's area, new coffee kiosk, food court renovation, new lighting package, landscaping, customer service desk, directional signage program, modification of existing entries and new furnishing, fixtures and equipment package.

     "GAAP" shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

     "GOVERNMENTAL AUTHORITY" shall mean any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

     "GROSS INCOME FROM OPERATIONS" shall mean with respect to a specified period, without duplication, all income paid or to be paid (as applicable) to Borrower (or to the Manager for the account of Borrower) by any Person during such period in connection with the operation of the Property (determined as described in the final paragraph of this definition), including, without limitation, the following:

     (i)       all amounts payable as rent (including
          percentage rent), charges for electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, telecommunications, telephone, utility or similar items, including overtime usage, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for improvements, Impositions and other amounts payable to Borrower (or to the Manager for the account of Borrower) under any Lease or other agreement relating to the Property pursuant to which space (including storage space rentals and rentals for community hall usage), utilities, facilities, equipment, parking facilities or other services are furnished by Borrower and including late charges, default interest and temporary investment income but excluding any security deposits received;

     (ii)      condemnation proceeds under a temporary
          Taking to the extent that such proceeds are compensation for lost rent;

     (iii)          business interruption and loss of
          "rental value" insurance proceeds;

     (iv)      proceeds of any sale of Equipment pursuant to
          Section 6.3(ii) of the Mortgage but only to the extent that the same are of a generally recurring type; and

     (v) all amounts payable under any Lease of an anchor department store or a peripheral site at the Property reasonably expected by the Borrower to recur in the ordinary course of business;

     provided, however, that the items of income described in subparagraph (i) shall be reduced (x) by the average bad debts expense for the first two calendar years preceding the year in which the calculation of Gross Income from Operations is made, as established annually by Borrower in accordance with its bad debts policy and generally acceptable accounting procedures, and (y) to the extent such average exceeds the amount described in (x), the amount of any receivables for tenants at the Property which are more than ninety days old and which have been created during the last calendar year in which such calculation of Gross Income from Operations is made.

Notwithstanding the foregoing clauses (i)-(v), Gross Income from Operations shall not include (A) any condemnation or insurance proceeds (other than of the types described in clauses (ii) and (iii) above), (B) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any part of the Property (other than of the types described in clauses (ii) and (iv) above), (C) any rent accrued by Borrower but not received because of any free rent provisions or other rental provisions or other rental concessions in any Lease, (D) any repayments received from tenants under Leases of principal loaned or advanced to tenants under Leases by Borrower pursuant to the terms hereof, or (E) any type of income which would otherwise be considered Gross Income from Operations pursuant to the provisions above but is paid directly by any Tenant to a Person other than Borrower (or the Manager on account of Borrower) in accordance with GAAP.

     "HEALTH CLUB PARCEL" shall mean that portion of the Property described on Schedule I(B).

     "IMPROVEMENTS" shall have the meaning set forth in the granting clause of the Mortgage.

     "INDEBTEDNESS" of a Person, at a particular date, means the sum (without duplication) at such date of (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

     "INDEMNIFIED LIABILITIES " shall have the meaning set forth in SECTION 10.13(b).

     "INDEPENDENT ARCHITECT" shall mean, with respect to a particular project, an independent architect or engineer, as appropriate for such project, selected by Borrower, licensed or registered to practice in the state where the Property is located and having at least five (5) years' experience in respect of the subject matter of such project.

     "INDEPENDENT DIRECTOR" shall have the meaning set forth in
SECTION 4.1(dd)(xvi).

     "INSOLVENCY OPINION" shall have the meaning set forth in
SECTION 4.1(dd)(xviii).

     "INSURANCE REQUIREMENTS" shall mean all terms of any insurance Policy required hereunder covering or applicable to the Property or Equipment or any part thereof, all requirements of the issuer of any such Policy, and all orders, rules, regulations and other requirements of the national board of fire underwriters (or any other body exercising similar functions) applicable to or affecting the Property or Equipment or any part thereof or any use of the Property or Equipment or any part thereof.

     "INTEREST PERIOD" shall mean (a) the period commencing on the date hereof and ending on the ninth (9th) day of December, 1997 for the first period hereunder, and (b) for each period thereafter, the period commencing on the tenth (10th) day of each calendar month during the term of the Loan and ending on the ninth (9th) day of the next occurring calendar month.

     "LEASE" shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

     "LEGAL REQUIREMENTS" shall mean, with respect to the Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting such Property or any part thereof, including, without limitation, any which may
(i) require repairs, modifications or alterations in or to such Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

     "LEHMAN" shall have the meaning set forth in SECTION 9.2(b).

     "LEHMAN GROUP" shall have the meaning set forth in SECTION 9.2(b).

     "LENDER" shall mean Lehman Brothers Holdings Inc. doing business as Lehman Capital, a division of Lehman Brothers
Holdings Inc., together with its successors and assigns.

     "LETTER OF CREDIT" shall mean an irrevocable, unconditional, transferable, clean sight draft letter in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement purportedly executed by an officer of Lender stating that it has the right draw thereon, and issued by a domestic
Approved Bank or the U.S. agency or branch of a foreign Approved
Bank, or if there are no domestic Approved Banks or U.S. agencies or branches of a foreign Approved Bank then issuing letters of credit, then such letter of credit may be issued by a domestic bank, the long term unsecured debt rating of which is the highest such rating then given by the Rating Agencies to a domestic commercial bank. If at any time the bank issuing any such Letter of Credit shall cease to be an Approved Bank, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof, unless Borrower shall deliver a replacement
Letter of Credit within thirty (30) days after such bank shall have ceased to be an Approved Bank.

     "LIABILITIES" shall have the meaning set forth in SECTION 9.2(b).

     "LICENSES" shall have the meaning set forth in SECTION 4.1(v).

     "LIEN" shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Property or any portion thereof or Borrower, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic's, materialmen's and other similar liens and encumbrances.

     "LOAN" shall mean the loan made by Lender to Borrower in the original principal amount set forth in, and evidenced by, the Note executed and delivered by Borrower and secured by the Mortgage and the other Loan Documents executed and delivered by Borrower.

     "LOAN DOCUMENTS" shall mean, collectively, this Agreement, the Note, the Mortgage and Assignment of Leases, the Assignment of Agreements, the Environmental Indemnity, the Assignment of Management Agreement and any other document pertaining to the Property as well as all other documents executed and/or delivered in connection with the Loan.

     "LOCKBOX ACCOUNT" shall have the meaning set forth in
SECTION 9.6.1(a).

     "LOCKBOX EVENT" shall mean the occurrence of any one or more of the following events: (a) an Event of Default, (b) the date which is six (6) months after the Anticipated Repayment Date, or
(c) the Debt Service Coverage Ratio for the immediately preceding twelve (12) full calendar month period shall be less than 1.25:1.

     "LOCKOUT YIELD MAINTENANCE PREMIUM" shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal amount of the Loan to be prepaid or satisfied, as applicable, or (b) the Yield Maintenance Premium that would be required if a Defeasance Event had occurred in an amount equal to the outstanding principal amount of the Loan to be satisfied or prepaid, as applicable.

     "MANAGEMENT AGREEMENT" shall mean the management agreement entered into by and between Borrower and the Manager, pursuant to which the Manager is to provide management and other services with respect to the Property.

     "MANAGER" shall mean Urban Shopping Centers, L.P. or Urban
Retail Properties Co.

     "MATERIAL ALTERATION" shall have the meaning set forth in SECTION
5.1(u)(iv).

     "MATERIAL LEASE" shall have the meaning ascribed to it in
Section 3.6 of the Mortgage.

     "MATURED PERFORMING RATE" shall mean a rate per annum equal to the greater of (i) the Regular Interest Rate plus two percentage (2%) points or (ii) the Treasury Rate plus two percentage (2%) points.

     "MATURITY DATE" shall mean November 10, 2031, or such other date on which the final payment of principal of the Note becomes due and payable as therein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

     "MAXIMUM FORESEEABLE CASUALTY LOSS" shall have the meaning set forth in SECTION 7.1.1(c).

     "MAXIMUM MANAGEMENT FEE" shall mean an amount not to exceed that amount which is reasonable and customarily incurred and paid by owners and operators of regional shopping malls in the region in which the Property is located.

     "MINIMUM DEPOSIT AMOUNT" shall have the meaning set forth in
SECTION 7.1.2.

     "MONTHLY DEBT SERVICE PAYMENT AMOUNT" shall mean a monthly payment of (i), prior to the Anticipated Repayment Date, interest calculated on the basis of the Regular Interest Rate, and (ii), after the Anticipated Repayment Date, interest calculated at the Matured Performing Rate and principal calculated on the basis of a self-amortizing loan having a term of three hundred (300) months.

     "MORTGAGE" shall mean that certain first priority Mortgage, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower and the Land Trustee as security for the Loan made to Borrower and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

     "MOVIE THEATRE PARCEL" shall mean that portion of the Property described on Schedule I(C).

     "NET CASH FLOW" for any period shall mean the amount obtained by subtracting Operating Expenses and Capital
Expenditures for such period from Gross Income from Operations for such period.

     "NET CASH FLOW AFTER DEBT SERVICE" for any period shall mean the amount obtained by subtracting Debt Service for such period from Net Cash Flow for such period.

     "NET OPERATING INCOME" means the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

     "NOTE" shall mean that certain note of even date herewith, made by Borrower and the Land Trustee in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, including any Defeased Note and Undefeased Note that may exist from time to time.

     "OFFERING DOCUMENT DATE" shall have the meaning set forth in SECTION
9.1.4.

     "OFFERING DOCUMENT" shall have the meaning set forth in SECTION 9.1.4.

     "OFFICERS' CERTIFICATE" shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of the SPC Managing Member of Borrower.

     "OPERATING AGREEMENTS" shall mean those certain agreements identified on Schedule V (including any reciprocal easement agreements affecting the Property) as said Schedule V may be amended, restated, replaced, supplemented or otherwise modified from time to time.

     "OPERATING EXPENSES" shall mean with respect to a specified period, without duplication, all expenses paid or to be paid (as applicable) by Borrower (or by the Manager for the account of Borrower) during such period in connection with the ownership, maintenance and operation of the Property (determined as described in the final paragraph of this definition), including, without limitation:

      (i)  costs and expenses related to tenant
           improvements and leasing commissions, any other expenditures on behalf of tenants of the Property any Equipment and any capital expenditures; but in each such case only to the extent not recovered from such tenants, from insurance proceeds or condemnation proceeds, from the proceeds of sales of Equipment pursuant to Section 6.3(ii) of the Mortgage or from any other Persons (unless, in each case corresponding amounts recovered have been included in Gross Income from Operations) and in each such case only to the extent that the same are a generally recurring type of expense; provided, however, that if the Borrower finances all or part of the cost of any such items, the amount paid or payable by the Borrower to any creditor on account of any period in respect of such financing (including principal, interest and any other payments) shall be included as an Operating Expense for such period, and the portion of the aggregate cost of such item which is so financed shall not be deemed to be an Operating Expense during the period in which it is incurred except to the extent that payments are actually made during such period;

      (ii) all payments required to be made pursuant to the Operating Agreements;

     (iii) legal, accounting, appraisal and other professional fees and disbursements;

      (iv) fees and expenses of the Lender paid by the Borrower hereunder;

      (v) expenses in connection with cleaning, repair, maintenance, management, leasing, decoration or painting thereof, or the provision of services to any tenant under a Lease, net of any insurance proceeds or condemnation proceeds in respect to any of the foregoing;

      (vi) wages, benefits, payroll taxes, uniforms, insurance costs and all other related expenses for on-site building personnel, up to and including the level of the on-site property manager, engaged in cleaning, repair, maintenance, management, leasing, decoration or painting thereof or the provision of services to any tenant under a Lease;

     (vii) reasonable allocations of wages, benefits, payroll taxes, insurance costs and all other related expenses for bookkeeping, accounting and other building management functions and home office expenses and computer usage, but only if the amount of such allocations in the aggregate exceeds the reasonable and customary compensation described in clause (viii) for the same or similar services;

    (viii) the compensation being paid for
           bookkeeping, accounting and building management services for the Property, and all other items of compensation and reimbursement payable by the Borrower to the Manager;

      (ix) the cost of all electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, telecommunications, utility or similar items, including overtime usage, and the cost of building and cleaning supplies;

      (x)  Taxes and Other Charges;

      (xi) premiums for liability, casualty, fidelity, business interruption, loss of "rental value" and other insurance (which, in the case of any policy covering multiple properties, shall be equitable allocated to the Property pro rata in proportion of the replacement value of each of the properties covered by such policy for casualty insurance, the respective size and experience rating of each of the properties covered by such policy for liability insurance, and the insured value of each of the properties covered by such policy for the other coverages);

     (xii) amounts paid in consideration of any modification, amendment, supplement, waiver, renewal, or termination of any Lease; and

    (xiii) all amounts paid or expenses incurred under any Lease of an anchor department store or a peripheral site at the Property.

Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization, (2) the principal of and interest and premium, if any, on the Note or any additional indebtedness of the Borrower (except as otherwise provided in clause (i) above), (3) income taxes or other impositions in the nature of income taxes, (4) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the issuance of the Note or the sale, exchange, transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of insurance or condemnation proceeds which are applied to prepay the Note, (5) any expenses which in accordance with GAAP should be capitalized (other than any such expenses included in the preceding sentence), (6) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any tenant under a Lease, and (7) any amounts deposited into a reserve or escrow account (until expended or paid).

     "OTHER CHARGES" shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

     "PAYMENT DATE" shall mean the tenth (10th) day of each calendar month commencing on the tenth (10th) day of December, 1997 or, if such day is not a Business Day, the next preceding
Business Day.

     "PERMITTED ENCUMBRANCES" shall mean, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to the Property or any part thereof,
(c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender's sole discretion, which in the aggregate do not materially adversely affect the value or use of the Property or Borrower's ability to repay the Loan.

     "PERMITTED OWNER" shall mean:

     (i)  one or more Sponsors; or

     (ii) a partnership or limited liability company in which any one or a combination of Sponsors is a general partner or managing member, as the case may be, that owns and controls, or otherwise directly or indirectly owns and controls, at least a 25% interest.

Control means, for purposes of this definition, primary responsibility to make or veto all material decisions with respect to the operation, management, financing and disposition of the specified interest, rather than a beneficial ownership requirement, and without being compromised by the fact that responsibility for such day-to-day operating and management functions as are ordinarily handled by a property manager has been delegated by such controlling Person pursuant to an agreement in writing.

     "PERSON" shall mean any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

     "PHYSICAL CONDITIONS REPORT" shall mean a report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (i) include a copy of a final certificate of occupancy (or its equivalent) with respect to all Improvements on the Property, and (ii) set forth in reasonable detail the physical conditions of the Property.

     "POLICIES" shall mean the policies of insurance specified in SECTION 7.1.1(a).

     "PROCEEDS" shall have the meaning set forth in SECTION 7.1.2(b).

     "PROPERTY" shall mean the real property consisting of the Health Club Parcel, the Movie Theatre Parcel and the Retail Parcel, together with the Improvements thereon located, described in SCHEDULE I hereto, which property is subject to the terms of this Agreement and encumbered by the Mortgage.

     "PROPERTY REQUIRED REPAIRS" shall mean the repairs described in the report prepared by Horn, Chandler & Thomas dated April 9, 1997 regarding the Property.

     "PROVIDED INFORMATION" shall have the meaning set forth in
SECTION 9.1(a)(i).

     "QUALIFIED FIRE PROTECTION ENGINEER" shall mean one of the following: (a) an engineer duly licensed in the State of Illinois who shall either (x) have five (5) years' experience evaluating fire and life safety systems and estimating casualty insurance claims or (y) be certified as a qualified fire protection engineer (or equivalent) by a professional, trade or other, similar association of recognized standing, (b) a reputable insurance broker having an in-house engineering and loss control group capable of estimating casualty insurance claims, or (c) an insurer meeting the criteria set forth in SECTION 7.1.1(b) hereof or a qualified employee thereof, in each case selected by the Borrower and to which Lender shall not object within five (5) Business Days after notice by Borrower of the identity of the proposed Qualified Fire Protection Engineer.

     "QUALIFIED TRANSFEREE" shall mean (i) a pension fund, pension trust or pension account, (ii) an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state of territory of the United States (including the District of Columbia), (iii) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) with a combined capital and surplus of at least $100,000,000, (iv) any Person with a long-term, unsecured debt rating from the Rating Agencies of at least investment grade, or
(v) a Person who owns or operates at least twelve (12) regional or super-regional malls totalling at least 6,000,000 square feet; provided that such entity is,

     (a) a Person (x) (1) with a net worth, as of date no more that 6 months prior to the date of such transfer, of at least $500 million, and (2) who, immediately prior to such transfer, controls real estate equity assets of at least $1 billion, or (y) if such Person is a pension fund advisor, only the condition set forth in (x) (2) above must be satisfied, or

     (b) a pension fund, pension trust or pension account that has total assets of at least $500 million, managed by a Person who controls at least $1 billion of real estate equity assets.

     "RATING AGENCIES" shall mean each of Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. ("S&P"), Moody's Investors Service, Inc. ("Moody's"), Duff & Phelps Credit Rating Co. and Fitch Investors Service, L.P., or any other nationally-recognized statistical rating agency which has been approved by Lender and which issues ratings of the Securities at the request of a party to this transaction.

     "RATING SURVEILLANCE CHARGE" shall have the meaning set forth in SECTION 9.3.

     "REGISTRATION STATEMENT" shall have the meaning set forth in SECTION
9.2(b).

     "REGULAR INTEREST RATE" shall mean six and three-quarters percent (6.75%).

     "RELEASE DATE" shall mean the date that is the earlier of
(a) two (2) years from the "startup day" within the meaning of
Section 860G(a)(9) of the Code of the REMIC Trust or (b) three
(3) years from the Closing Date.

     "REMIC TRUST" shall mean a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code that holds the Note.

     "RENT ROLL" shall mean the information regarding Leases at the Property contained in Schedule IV.

     "RENTS" shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income insurance.

     "RESTORATION" shall have the meaning set forth in SECTION 7.1.2(b).

     "RETAIL PARCEL" shall mean that portion of the Property described on Schedule I(A).

     "SCHEDULED DEFEASANCE PAYMENTS" shall have the meaning set forth in SECTION 2.3.2(b).

     "SECONDARY MARKET TRANSACTION" shall mean the sale or assignment by Lender of all or a portion of its interest in the Note.

     "SECURITIES" shall have the meaning set forth in SECTION 9.1.

     "SECURITIES ACT" shall have the meaning set forth in SECTION 9.2(a).

     "SECURITIZATION" shall have the meaning set forth in SECTION 9.1.

     "SECURITY AGREEMENT" shall have the meaning set forth in
SECTION 2.3.2(a)(vi).

     "SERVICER" shall have the meaning set forth in SECTION 9.7.

     "SERVICING AGREEMENT" shall have the meaning set forth in SECTION 9.7.

     "SEVERED LOAN DOCUMENTS" shall have the meaning set forth in
SECTION 8.2(c).

     "SINGLE PURPOSE ENTITY" shall mean a Person, other than an individual, which is formed or organized solely for the purpose of holding, directly, an ownership interest in one (1) property, does not engage in any business unrelated to such property and the financing thereof, does not have any assets other than those related to its interest in the property or the financing thereof or any indebtedness other than as permitted by this Agreement or the other Loan Documents, has its own separate books and records and its own account, in each case which are separate and apart from the books and records and accounts of any other Person, holds itself out as being a Person, separate and apart from any other Person and otherwise satisfies the requirements of SECTION 4.1(dd).

     "SPC MANAGING MEMBER" shall have the meaning set forth in
SECTION 4.1(dd)(xv).

     "SPONSOR" shall mean Urban Shopping Centers, Inc. or Urban Shopping Centers L.P.; any corporation that is directly or indirectly majority-owned by or controlled by or under common control with Urban Shopping Centers, Inc. or Urban Shopping Centers L.P.; any general partnership having Urban Shopping Centers, Inc. or Urban Shopping Centers L.P. as the general partner(s) with at least equal power with all other general partners to direct and control the general partnership; any limited partnership having Urban Shopping Centers, Inc. or Urban Shopping Centers L.P. as the general partner(s) with at least equal power with all other general partners to direct and control the limited partnership; any limited liability company having Urban Shopping Centers, Inc. or Urban Shopping Centers L.P. as the managing member with at least equal power with all other managing members to direct and control the limited liability company or any real estate investment trust, multi-investor trust, foundation, common fund or investor account for investment trust, multi-investor trust, foundation, common fund or investor account for which Urban Shopping Centers, Inc. or Urban Shopping Centers L.P. acts as the investment manager or advisor.

     "STANDARD STATEMENT" shall have the meaning set forth in SECTION 9.1.1.

     "STATE" shall mean the State of Illinois.

     "SUCCESSOR BORROWER" shall have the meaning set forth in SECTION 2.4.2

     "SURVEY" shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor satisfactory to Lender and which otherwise satisfies the requirements of SECTION 3.1(c)(iii).

     "TAKING" shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

     "TAXES" shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any of the Property or part thereof.

     "THRESHOLD AMOUNT" shall mean an amount equal to $4,276,382.00 adjusted on the 1st day of November, 1998 and on the 1st day of each succeeding November through and including the November which immediately precedes the Maturity Date to reflect increases in the CPI for the prior twelve (12) calendar months.

     "TITLE INSURANCE POLICY" shall mean an ALTA mortgagee title insurance policy in form acceptable to Lender issued and insuring the lien of the Mortgage on the Property.

     "TRANSFER" shall mean a sale, conveyance or other form of transfer of the Property or a portion therein or of an interest therein as described in Article 6 of the Mortgage.

     "TREASURY RATE" shall mean a rate per annum equal to the yield, as of the related determination date, calculated by linear interpolation (rounded to the nearest one-thousandth of one percent (i.e., 0.001%)) of the yields of noncallable United States Treasury obligations with terms (one longer and one shorter) most nearly approximating the period from such determination date to the Maturity Date, as determined by Lender on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or other recognized source of financial market information selected by Lender.

     "TRUST" shall mean the Land Trusts owning record title to the Property described on Schedule III hereof.

     "TRUSTEE" shall mean as the Trustee under the Land Trust and its successors and assigns.

     "UCC" or "UNIFORM COMMERCIAL CODE" shall mean the Uniform
Commercial Code as in effect in the applicable State or Commonwealth.

     "UNDEFEASED NOTE" shall have the meaning set forth in
SECTION 2.3.2(v) hereof.

     "UNDERWRITER GROUP" shall have the meaning set forth in SECTION 9.2(b).

     "U.S. OBLIGATIONS" shall mean obligations or securities not subject to prepayment, call or early redemption which are direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America or of any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, which qualify under 1.860G-2(a)(8) of the Treasury regulations. All such obligations or securities shall mature or be redeemable, or provide for payments of interest thereon, on or prior to the Business Day preceding the date such amounts are required to be applied under this Agreement or any of the other Loan Documents.

     "YIELD MAINTENANCE PREMIUM" shall mean the amount (if any) which, when added to the remaining principal amount of the Note or the principal amount of Defeased Note, as applicable, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

Section 1.2    PRINCIPLES OF CONSTRUCTION.
               --------------------------

          All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.  GENERAL TERMS

Section 2.1    LOAN COMMITMENT; DISBURSEMENT TO BORROWER.
               -----------------------------------------

          2.1.1 THE LOAN. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make the Loan to Borrower on the Closing Date, in the original principal amount of $85,527,649.00. The Loan shall mature on the Maturity Date. Borrower hereby agrees to accept the Loan on the Closing Date, subject to and upon the terms and conditions set forth herein.

          2.1.2     DISBURSEMENT TO BORROWER.  Borrower may
request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

          2.1.3 THE NOTE. The Loan shall be evidenced by the Note of Borrower, in the original principal amount of the Loan. The Note shall be entitled to the benefits of this Agreement and shall be secured by the Mortgage, the Assignment of Leases and the other Loan Documents.

Section 2.2    USE OF PROCEEDS.
               ---------------

          Borrower shall use the proceeds of the Loan disbursed to it pursuant to SECTION 2.1 to pay off an existing loan on the Property and to distribute, as set forth on the written closing direction letter delivered by Borrower to and approved by Lender, the balance of the proceeds of the Loan.

Section 2.3    LOAN REPAYMENT AND DEFEASANCE.
               -----------------------------

     2.3.1 REPAYMENT. Borrower shall repay any outstanding principal indebtedness of the Loan in full on the Maturity Date of the Loan, together with interest thereon to (but excluding) the date of repayment. On the Anticipated Repayment Date, or on any scheduled Payment Date thereafter, Borrower may, at its option and upon thirty (30) days prior written notice to Lender prepay in whole or in part the Debt without payment of the Yield Maintenance Premium or any other premium or consideration. Any such payment shall be applied to the last payments of principal due under the Loan. If prior to the Anticipated Repayment Date and following the occurrence and during the continuance of any Event of Default, Borrower shall tender payment of an amount sufficient to satisfy all or any portion of the Debt, such tender by Borrower shall be deemed to be voluntary and Borrower shall pay, in addition to the Debt, the Lockout Yield Maintenance Premium, if any, that would be required if a Defeasance Event had occurred.

     2.3.2 VOLUNTARY DEFEASANCE OF THE LOAN. (a) Provided no Event of Default exists, at any time after the Release Date and prior to the Anticipated Repayment Date, Borrower may voluntarily defease (hereinafter, a "DEFEASANCE EVENT") all or, subject to the provisions of SECTION 2.3.2(c), any portion of the Loan by providing Lender with U.S. Obligations that produce payments which replicate the Scheduled Defeasance Payments. Each Defeasance Event by the Borrower shall be subject to the satisfaction of the following conditions precedent:

          (i) Borrower shall provide not less than thirty (30) days prior written notice to Lender specifying a Payment Date on which the Defeasance Event is to occur (the "DEFEASANCE DATE"). Such notice shall indicate the principal amount of the Loan to be defeased and whether all or a portion of the Property is to be the subject to the Defeasance Event and if a portion of the Property shall identify such portion of the Property and the Allocated Loan Amount applicable thereto;

          (ii) Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Note to but not including the Defeasance Date. If for any reason the Defeasance Date is not a Payment Date, the Borrower shall also pay interest that would have accrued on the Note through the next Payment Date;

          (iii) Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, due under the Note, this Agreement, the Mortgage, and the other
     Loan Documents;

          (iv) Borrower shall pay to Lender the required
     Defeasance Deposit applicable to the Defeasance Event;

          (v) In the event only a portion of the Loan is the subject of the Defeasance Event, Borrower shall prepare all necessary documents to modify this Agreement and to amend and restate the Note and issue two substitute notes, one note having a principal balance equal to the defeased portion of the original Note (the "DEFEASED NOTE") and the other note having a principal balance equal to the undefeased portion of the Note (the "UNDEFEASED NOTE"). The Defeased Note and Undefeased Note shall have identical terms as the Note except for the principal balance. A Defeased Note cannot be the subject of any further Defeasance Event;

          (vi) Borrower shall execute and deliver a security agreement (the "SECURITY AGREEMENT"), in form and substance satisfactory to Lender, creating a first priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit in accordance with this provision of this SECTION 2.3.2;

          (vii) Borrower shall deliver an opinion of counsel for Borrower in form satisfactory to Lender in its reasonable discretion stating, among other things, that Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Note or Defeased Note (as applicable) to the Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations delivered by Borrower, and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code as a result of such Defeasance Event;

          (viii) Borrower shall deliver evidence in writing from the applicable Rating Agencies to the effect that such release will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding. If required by the applicable Rating Agencies, the Borrower shall also deliver or cause to be delivered to Lender and the applicable Rating Agencies a non-consolidation opinion with respect to the Successor Borrower in form and substance satisfactory to Lender and the applicable Rating Agencies;

          (ix) Borrower shall deliver an Officers' Certificate certifying that the requirements set forth in this SECTION
     2.3.2(a) have been satisfied;

          (x) Borrower shall deliver a certificate of Borrower's independent certified public accountant certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

          (xi) Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request; and

          (xi) Borrower shall pay all costs and expenses of Lender and the Rating Agencies incurred in connection with the Defeasance Event, including any costs and expenses associated with a release of the Lien of the Mortgage as provided in SECTION 2.4 hereof as well as reasonable attorneys' fees and expenses.

          (b) In connection with each Defeasance Event, Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase U.S. Obligations in Borrower's name which provide payments on or prior to, but as close as reasonably possible to, all successive Payment Dates after the Defeasance Date upon which interest and principal payments are required under the Note, in the case of a Defeasance Event for the entire outstanding principal balance of the Loan, or the Defeased Note, in the case of a Defeasance Event for only a portion of the outstanding principal balance of the Loan, as applicable, and in amounts equal to the Monthly Debt Service Payment Amount due on such dates under the Note or the Defeased Note, as applicable, and assuming such Note or Defeased
Note is prepaid in full on the Anticipated Repayment Date (the "SCHEDULED DEFEASANCE PAYMENTS"). Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to the Cash Collateral Account (unless otherwise directed by Lender) and applied to satisfy the obligations of Borrower under the Note or the Defeased Note, as applicable. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this SECTION 2.3 and satisfy Borrower's obligations under this
SECTION 2.3 and SECTION 2.4 shall be remitted to Borrower.

          (c) Notwithstanding anything to the contrary hereinbefore contained, the Retail Parcel may only be released from the lien of the Mortgage in connection with a Defeasance
Event wherein the entire Property is released from the lien of the Mortgage.

Section 2.4    RELEASE OF PROPERTY.
               -------------------

Except as set forth in this SECTION 2.4, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on the Property.

2.4.1 RELEASE OF THE PROPERTY. (a) If the Borrower has elected to defease all or a portion of the Loan and the requirements of SECTION 2.3 and this SECTION 2.4 have been satisfied, the Property, in the event of a Defeasance Event involving the entire outstanding amount of the Loan, or such portion thereof applicable to the Defeasance Deposit paid to Lender by Borrower pursuant to SECTION 2.3.2(a)(iv) in the event of a Defeasance Event involving a portion of the Property, shall be released from the Lien of the Mortgage and the U.S. Obligations, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Note or portion thereof applicable to the Defeasance Deposit.

          (b) In connection with a Defeasance Event, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date, a release of Lien (and related Loan
Documents) for the Property or portion thereof applicable to the Defeasance Event for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and satisfactory to Lender in its sole discretion. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officers' Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement.

     2.4.2 SUCCESSOR BORROWER. In connection with any release of a Lien under this SECTION 2.4, Borrower may, or at the request of Lender shall, establish or designate a successor entity (the "SUCCESSOR BORROWER") which shall be a Single Purpose Entity approved by Lender, and Borrower shall transfer and assign all obligations, rights and duties under and to the Note or the Defeased Note, as applicable, together with the pledged U.S. Obligations to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note or the Defeased Note, as applicable, and the Security Agreement and Borrower shall be relieved of its obligations under such documents. The Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note or the Defeased Note, as applicable, and the Security Agreement. Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note or the Defeased Note, as applicable, in accordance with this SECTION 2.4, but Borrower shall pay all costs and expenses incurred by Lender, including Lender's attorneys' fees and expenses, incurred in connection therewith.

     2.4.3 RELEASE ON PAYMENT IN FULL. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Loan Agreement, release the Lien of the Mortgage not theretofore released.

Section 2.5    INTEREST.
               --------

     2.5.1 GENERALLY. Interest on the Loan and the Note shall accrue at the Applicable Interest Rate, and will be paid as follows: on the tenth day of December, 1997, and on the tenth day of each calendar month thereafter up to and including the tenth day of October, 2031, interest will be paid in installments of the applicable Monthly Debt Service Amount; each of such payments to be applied to the payment of interest computed at the Applicable Interest Rate and, after the Anticipated Repayment Date, the balance shall be applied against the outstanding principal balance of the Loan. The principal sum together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date.

     2.5.2     DEFAULT RATE; ADDITIONAL PAYMENTS AFTER DEFAULT.
Upon the occurrence and during the continuance of an Event of Default, Lender shall be entitled to receive and Borrower shall pay to Lender (a) interest on the entire unpaid principal sum and any other amounts due at the Default Rate, and (b) on the twentieth (20th) day of each month during which such Event of Default shall continue, an aggregate amount equal to the Net Cash
Flow After Debt Service for the prior month, such Net Cash Flow
After Debt Service to be applied by Lender to the payment of the Debt in such order as Lender shall determine in its sole discretion, including, without limitation, alternating applications thereof between interest and principal. Interest at the Default Rate and Net Cash Flow After Debt Service shall both be computed from the occurrence of the Event of Default until the actual receipt and collection of the Debt (or that portion thereof that is then due) or the cure of the Event of Default.
Interest at the Default Rate shall be added to the Debt and shall be secured by the Mortgage. This paragraph, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment of Net Cash Flow After Debt Service shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under this Note to accelerate and to continue to demand payment of the Debt upon the happening of any Event of Default, despite any payment of Net Cash Flow After Debt Service.

Section 2.6    PAYMENTS AND COMPUTATIONS.
               -------------------------

     2.6.1 MAKING OF PAYMENTS. Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 11:00 a.m., New
York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the immediately preceding Business Day.

     2.6.2 ANNUAL BUDGET; PAYMENTS AFTER ANTICIPATED REPAYMENT DATE. (a) For each Fiscal Year commencing on January 1, 1998, the Borrower shall submit to Lender an Annual Budget not later than forty five (45) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender.

          (b) In the event that, after the Anticipated Repayment Date, the Borrower must incur an extraordinary operating expense or capital expense in an amount in excess of $500,000 not set forth in the Annual Budget (each an "EXTRAORDINARY EXPENSE"), then the Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for the Lender's approval.

          (c) From and after the Anticipated Repayment Date, interest shall accrue on the unpaid principal balance from time to time outstanding on the Note at the Matured Performing Rate. Borrower shall make payments of principal and interest in monthly installments beginning on the Anticipated Repayment Date and on the tenth day of each calendar month thereafter up to and including the Maturity Date in an amount equal to the Monthly Debt Service Payment Amount and, notwithstanding the following provision with respect to Accrued Interest, the failure to make any such payment as and when due shall constitute an Event of Default. Each Monthly Debt Service Payment Amount paid after the Anticipated Repayment Date shall be applied to the payment of interest computed at the Regular Interest Rate with remainder applied to reduce the outstanding principal balance of the Note. Interest accrued at the Matured Performing Rate and not paid pursuant to the preceding sentence shall be deferred and added to the Debt and shall earn interest at the Matured Performing Rate to the extent permitted by applicable law (such accrued interest is hereinafter defined as "Accrued Interest"). In addition to such payments of the Monthly Debt Service Amount, from and after the Anticipated Repayment Date, Borrower shall make payments in reduction of the outstanding principal balance of the Loan in monthly installments beginning on the Anticipated Repayment Date and on the tenth day of each calendar month thereafter up to and including the Maturity Date in accordance with the terms and provisions of Section 9.6 below. All of the Debt, including any Accrued Interest, shall be due and payable on the Maturity Date.

     2.6.3 COMPUTATIONS. Interest payable hereunder or under the Note by Borrower shall be computed on the basis of the actual number of days elapsed in a 360-day year.

     2.6.4 LATE PAYMENT CHARGE. If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents.

     2.6.5 PAYMENTS RECEIVED IN THE DEPOSIT ACCOUNT. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower's obligations with respect to the monthly payment of principal and interest and amounts due for the Tax and Insurance Escrow Fund, Replacement Reserve Fund, and any other payment reserves established pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Collateral Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

III. CONDITIONS PRECEDENT
     --------------------

Section 3.1    CONDITIONS PRECEDENT TO CLOSING.
               -------------------------------

     The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:

          (a) REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH CONDITIONS. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or an Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

          (b) LOAN AGREEMENT AND NOTE. Lender shall have received this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower.

          (c)  DELIVERY OF LOAN DOCUMENTS; TITLE INSURANCE;
REPORTS; LEASES.

               (i)  MORTGAGE, ASSIGNMENT OF LEASES, ASSIGNMENTS
OF AGREEMENTS. Lender shall have received from Borrower fully executed and acknowledged counterparts of the Mortgage, the Assignment of Leases and Assignment of the Agreements and evidence that counterparts of the Mortgage and Assignment of Leases have been delivered to the title company for recording, in the reasonable judgment of Lender, so as to effectively create upon such recording valid and enforceable Liens upon such Property, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents; Lender shall have also received from Borrower fully executed counterparts of the Environmental Indemnity and the Assignment of Management Agreement.

               (ii) TITLE INSURANCE. Lender shall have received the Title Insurance Policy issued by a title company acceptable to Lender and dated as of the Closing Date, with reinsurance and direct access agreements acceptable to Lender. Such Title Insurance Policy shall (A) provide coverage in amounts satisfactory to Lender, (B) insure Lender that the Mortgage creates a valid lien on the Property encumbered thereby of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (C) contain such endorsements and affirmative coverages as Lender may reasonably request, and (D) name Lender and its successors and assigns, as the insured. The Title Insurance Policy shall be assignable. Lender also shall have received evidence that all premium in respect of such Title Insurance Policy has been paid.

               (iii) SURVEY. Lender shall have received a current title survey for the Property, certified to the title company and Lender and their successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the 1992 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. The survey should meet the classification of an "Urban Survey" and the following additional items from the list of "Optional Survey Responsibilities and Specifications" (Table A) should be added to each survey: 2, 3, 4, 6, 8, 9, 10, 11 and 13. Such survey shall reflect the same legal description contained in the Title Insurance Policy relating to the Property referred to in clause (ii) above and shall include, among other things, a metes and bounds description of the Property reasonably satisfactory to Lender. The surveyor's seal shall be affixed to the survey and the surveyor shall provide a certification for the survey in form and substance acceptable to Lender.

               (iv) INSURANCE. Lender shall have received valid certificates of insurance for the Policies of insurance required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all premiums payable for the existing policy period.

               (v) ENVIRONMENTAL REPORT. Lender shall have received an environmental report in respect of the Property satisfactory to Lender.

               (vi) ZONING. With respect to the Property, Lender shall have received, at Lender's option, (i) letters or other evidence from the appropriate municipal authorities (or other Persons) confirming that the Property and its use complies in all material respects with all applicable legal requirements, including without limitation, all applicable zoning and building laws, (ii) an ALTA 3.1 zoning endorsement for the applicable Title Insurance Policy, or (iii) a zoning opinion letter, in substance reasonably satisfactory to Lender.

               (vii) ENCUMBRANCES. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected Lien of the requisite priority as of the Closing Date with respect to the Mortgage in the Property, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

          (d) RELATED DOCUMENTS. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

          (e) DELIVERY OF ORGANIZATIONAL DOCUMENTS. On or before the Closing Date, Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

          (f) OPINIONS OF BORROWER'S COUNSEL. Lender shall have received opinions of Borrower's counsel (i) with respect to non-consolidation, true sale or true contribution, and fraudulent transfer issues, and (ii) with respect to due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require, all such opinions in form, scope and substance satisfactory to Lender and Lender's counsel in their reasonable discretion.

          (g) BUDGETS. Borrower shall have delivered to Lender the Annual Budget for the current Fiscal Year.

          (h) BASIC CARRYING COSTS. Borrower shall have paid all Basic Carrying Costs relating to the Property which are in arrears, including without limitation, (i) accrued but unpaid insurance premiums relating to the Property, (ii) currently due Taxes (including any in arrears) relating to the Property, and
(iii) currently due Other Charges relating to the Property, which amounts shall be funded with proceeds of the Loan.

          (i) COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

          (j) PAYMENTS. All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

          (k) ESTOPPELS. Lender shall have received executed tenant estoppel letters, in form and substance satisfactory to Lender from (i) all anchor tenants, and (ii) at least 75% by gross leaseable area of the "in line" tenants. Lender shall also receive estoppel letters from each of the parties to the Operating Agreements.

          (l) TRANSACTION COSTS. Borrower shall have paid or reimbursed Lender for all title insurance premiums and recording and filing fees incurred in connection with the origination of the Loan.

          (m) MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the financial condition or business condition of Borrower or the Property since the date of the most recent financial statements delivered to Lender. The income and expenses of the Property, the occupancy leases thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. Borrower shall not be the subject of any bankruptcy, reorganization, or insolvency proceeding.

          (n)  LEASES AND RENT ROLL.  Lender shall have received
(i) copies of all tenant leases, which leases shall be certified by Borrower as true and complete for tenants occupying in excess of 10,000 square feet, (ii) certified copies of all Operating Agreements affecting the Property, and (iii) a current certified Rent Roll of the Property, which shall be true and complete in all material respects and shall be reasonably satisfactory in form and substance to Lender.

          (o)  SUBORDINATION AND ATTORNMENT.  Intentionally Deleted.

          (p)  TAX LOT.  Except as disclosed to Lender on
Schedule VII, Lender shall have received evidence that the Property constitutes a separate tax lot, with a separate tax payor identification number, which evidence shall be reasonably satisfactory in form and substance to Lender.

          (q) PHYSICAL CONDITIONS REPORT. Lender shall have received Physical Conditions Report, which report shall be reasonably satisfactory in form and substance to Lender.

          (r) MANAGEMENT AGREEMENT. Lender shall have received a certified copy of the Management Agreement which shall be reasonably satisfactory in form and substance to Lender.

          (s) MARKET STUDY. Lender shall have received a market study of the Property, which shall be satisfactory in form and substance to Lender; provided, however, satisfaction of this condition shall not constitute a condition precedent to Closing.

          (t) FINANCIAL STATEMENTS. Lender shall have received a balance sheet for the two most recent Fiscal Years and statements of income and statements of cash flows, if any, with respect to the Property for the two (2) most recent Fiscal Years.

          (u) FURTHER DOCUMENTS. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested and the form and content of all the Loan Documents.

IV.  REPRESENTATIONS AND WARRANTIES
     ------------------------------

Section 4.1    BORROWER REPRESENTATIONS.
               ------------------------

          Borrower represents and warrants as of the date hereof and as of the Closing Date that:

          (a) ORGANIZATION. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property.

          (b) PROCEEDINGS. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (c) NO CONFLICTS. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower's property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or any of Borrower's properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

          (d)  LITIGATION.  Except as otherwise set forth on
SCHEDULE VI hereto, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower's knowledge, threatened against or affecting Borrower or the Property, which actions, suits or proceedings, if determined against Borrower or the Property, might materially adversely affect the condition (financial or otherwise) or business of Borrower or the condition or ownership of the Property.

          (e) AGREEMENTS. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower's business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or its Property are bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Borrower is a party or by which the Borrower or the Property is otherwise bound, other than obligations incurred in the ordinary course of the operation of the Property and other than obligations under the Loan Documents.

          (f) TITLE. Simultaneously herewith the Land Trustee under the Land Trust will acquire good, marketable and insurable title in fee simple to the real property comprising the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, perfected lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Borrower has not performed or caused to be performed or provided any work, labor or materials which would give rise to any, and Borrower has no knowledge of any other person making, claims for payment for work, labor or materials affecting Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.

          (g)  NO BANKRUPTCY FILING.  Borrower is not
contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower's assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it.

          (h) FULL AND ACCURATE DISCLOSURE. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, nor as far as Borrower can foresee, which would materially and adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

          (i) NO PLAN ASSETS. Borrower is not an "employee benefit plan," as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute "plan assets" of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (i) Borrower is not a "governmental plan" within the meaning of
Section 3(32) of ERISA and (ii) to Borrower's actual knowledge, without investigation, transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.

          (j) COMPLIANCE. To Borrower's knowledge, the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. To Borrower's knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. To Borrower's knowledge, there has not been any act or omission affording the federal government or any state or local government the right of forfeiture as against any of the Property or any part thereof or any monies paid in performance of Borrower's obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

          (k) FINANCIAL INFORMATION. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and
(iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof as a retail shopping center, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements. Notwithstanding anything to the contrary hereinbefore provided, Borrower shall not be deemed to represent or warrant the truth, accuracy, completeness or correctness of any financial data prepared or furnished by any prior owner of the Property.

          (l) CONDEMNATION. No Condemnation or other proceeding has been commenced or, to Borrower's best knowledge, is contemplated with respect to all or any portion of any of the Property or for the relocation of roadways providing access to the Property.

          (m) FEDERAL RESERVE REGULATIONS. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

          (n) UTILITIES AND PUBLIC ACCESS. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of each of the Property are located either in the public right-of-way abutting such Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving such Property and such easements are set forth in the Title Insurance Policies. All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

          (o) NOT A FOREIGN PERSON. Borrower is not a "foreign person" within the meaning of 1445(f)(3) of the Code.

          (p) SEPARATE LOTS. Except as disclosed on Schedule VII, the Property is comprised of one (1) or more parcels which constitutes a separate tax lot(s) and no property is part of such tax lot other than the Property encumbered by the Mortgage.

          (q) ASSESSMENTS. There are no pending or, to Borrower's knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

          (r) ENFORCEABILITY. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

          (s) NO PRIOR ASSIGNMENT. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

          (t) INSURANCE. Borrower has obtained and has delivered to Lender certificates of all insurance Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims which materially reduce coverages afforded by such Policies have been made under any such Policy, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such Policy.

          (u) USE OF THE PROPERTY. The Property is used exclusively for retail purposes and other appurtenant and related uses customary for a regional shopping center.

          (v) CERTIFICATE OF OCCUPANCY; LICENSES. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property as a retail shopping center (collectively, the "Licenses"), have been obtained and are in full force and effect. The Borrower shall keep and maintain all licenses necessary for the operation of the Property as a retail shopping center. The use being made of the Property is in conformity with the certificate of occupancy issued for such Property.

          (w) NATURAL HAZARD ZONE. None of the Improvements on the Property are located in an area as identified by the Federal
Emergency Management Agency as (i) an area having special flood hazards; or
(ii) identified or designated as a federally designated seismic zone.

          (x) PHYSICAL CONDITION. To Borrower's knowledge and except as disclosed in the physical conditions report delivered to Lender pursuant to SECTION 3.1 (q) hereof, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

          (y) BOUNDARIES. Except as shown on the survey delivered to Lender, all of the improvements which were identified by Borrower or Sponsor as being the subject Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the improvements, so as to affect the value or marketability of the Property except those which are insured against by title insurance.

          (z) OPERATING AGREEMENTS. The Operating Agreements are in full force and effect and to Borrower's knowledge, there are no material defaults thereunder by any party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder.

          (aa) SURVEY.  The Survey for the Property delivered to
Lender in connection with this Agreement does not fail to reflect any material matter affecting any of the Property or the title thereto.

          (bb) LOAN TO VALUE. The fair market value of the Property as of the date hereof is at least equal to eighty percent (80%) of the original principal balance of the Loan.

          (cc) FILING AND RECORDING TAXES. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage encumbering the Property have been paid, and, under current Legal Requirements, the Mortgage encumbering the Property are enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof).

          (dd) SINGLE-PURPOSE. Borrower hereby represents and warrants to, and covenants with, Lender that as of the date hereof and until such time as the Debt shall be paid in full:

               (i) Borrower does not own and will not own any asset or property other than (A) the Property, and (B) incidental personal property necessary for the ownership or operation of the Property.

               (ii) Borrower will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated.

               (iii)     Borrower will not enter into any
contract or agreement with any affiliate of the Borrower, any constituent party of Borrower or any affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.

               (iv) Borrower has not incurred and will not incur any Indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) other than the Debt and such other obligations permitted pursuant to SECTION 6.5 of the Mortgage. No Indebtedness other than the Debt may be secured (subordinate or PARI PASSU) by the Property.

               (v) Borrower has not made and will not make any loans or advances to any third party (including any affiliate or constituent party), and shall not acquire obligations or securities of its affiliates.

               (vi) Borrower is and will remain solvent and Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due.

               (vii) Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not, nor will Borrower permit any constituent party to amend, modify or otherwise change the organizational documents of Borrower or SPC Managing Member without the prior written consent of Lender.

               (viii) Borrower will maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates and any constituent party and Borrower will file its own tax returns. Borrower shall maintain its books, records, resolutions and agreements as official records.

               (ix) Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks.

               (x) Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

               (xi) Neither Borrower nor any constituent party will seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of the Borrower.


               (xii)     Borrower will not commingle the funds
and other assets of Borrower with those of any affiliate or constituent party or any other Person.

               (xiii)    Borrower has and will maintain its
assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or constituent party or any other Person.

               (xiv)     Borrower does not and will not hold
itself out to be responsible for the debts or obligations of any other Person.

               (xv) If Borrower is a limited liability company, each managing member is a corporation whose sole asset is its interest in Borrower (the "SPC MANAGING MEMBER") and the SPC Managing Member will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this SECTION 4.1(dd) as if such representation, warranty or covenant was made directly by the SPC Managing Member.

               (xvi) Borrower shall at all times cause there to be at least one duly appointed member of the board of directors (an "Independent Director") of the SPC Managing Member reasonably satisfactory to Lender who shall not have been at the time of such individual's appointment, and may not have been at any time during the preceding five years (i) a shareholder of, or an officer, director, partner or employee of, Borrower or any of its shareholders, subsidiaries or affiliates, (ii) a customer of, or supplier to, Borrower or any of its shareholders, subsidiaries or affiliates, (iii) a person or other entity controlling or under common control with any such shareholder, partner supplier or customer, or (iv) a member of the immediate family of any such shareholder, officer, director, partner, employee, supplier or customer of any other director of Borrower.

               (xvii) Borrower shall not cause or permit the board of directors of the SPC Managing Member to take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock, requires a vote of the board of directors of the SPC Managing Member of Borrower unless at the time of such action there shall be at least one member who is an Independent Director.

               (xviii)   Borrower shall conduct its business so
that the assumptions made with respect to Borrower in that certain opinion letter dated the date hereof (the "Insolvency Opinion") delivered by Katten Muchin & Zavis in connection with the Loan shall be true and correct in all respects.

               (xix)     Borrower will not permit any Affiliate
(other than Manager in connection with the discharge of its obligations under the Management Agreement) or constituent party independent access to its bank accounts.

               (xx) Borrower shall pay the salaries of its own employees and maintain a sufficient number of employees in light of its contemplated business operations.

               (xxi) Borrower shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred. Upon the withdrawal or the disassociation of the SPC Managing Member from Borrower, Borrower shall immediately appoint a new member whose articles of incorporation are substantially similar to those of the SPC Managing Member and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new special purpose member and its equity owners.

          (ee) NO CHANGE IN FACTS OR CIRCUMSTANCES; DISCLOSURE. All information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted by or on behalf of Borrower (excluding those prepared or furnished by any prior owner of the Property) in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the Property or the business operations or the financial condition of Borrower. To Borrower's knowledge, Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

          (ff) ILLEGAL ACTIVITY. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

          (gg) RENT ROLL.  The Rent Roll attached hereto as
Schedule IV is true and complete in all material respects.

          (hh) ENVIRONMENTAL COMPLIANCE. To Borrower's knowledge, no hazardous wastes or toxic substances, as defined by applicable federal, state or local statutes, rules and regulations, have been disposed, stored or treated by any tenant under any Lease on or about the leased premises in violation of any applicable law, rule or regulation, nor does Borrower have any knowledge of any tenant's intention to use its leased premises for any activity which, directly or indirectly, involves the use generation, treatment, storage, disposal or transaction of any petroleum product or any toxic or hazardous chemical, material, substance or waste which is in violation of applicable law.

          (ii) TRUST. Borrower is the only beneficiary under the Trust and no land or other property encumbered by the Mortgage is part of the Trust property. Except with regard to Transfers permitted by Article 6 of the Mortgage, Borrower will not give nor will Borrower allow any other Person authority to give any direction to Trustee with regard to the Trust or the Trust property. Borrower shall do all acts reasonably required to extend the term of the Trust to a date beyond the Maturity Date and shall, upon termination of the Trust take all steps necessary to vest title to the Trust property in Borrower subject to the terms of the Mortgage.

Section 4.2    SURVIVAL OF REPRESENTATIONS.
               ---------------------------

          Borrower agrees that all of the representations and warranties of Borrower set forth in SECTION 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V.   AFFIRMATIVE COVENANTS
     ---------------------

Section 5.1    BORROWER COVENANTS.
               ------------------

          From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of all Mortgage encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

          (a)  EXISTENCE; COMPLIANCE WITH LEGAL REQUIREMENTS;
INSURANCE. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and its Property. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage encumbering such Property. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.

          (b) TAXES AND OTHER CHARGES. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower's obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of SECTION 7.3 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges promptly after payment of said Taxes and the Other Charges (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to SECTION 7.3 HEREOF). Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured;
(ii) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the applicable Mortgage; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances;
(iv) the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (v) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (vi) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; and (vii) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other
Charges, together with all interest and penalties thereon.
Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

          (c) LITIGATION. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which might materially adversely affect Borrower's condition (financial or otherwise) or business or the Property.

          (d) ACCESS TO THE PROPERTY. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

          (e)  Notice of Default.  Borrower shall promptly advise
Lender of any material adverse change in Borrower's financial condition or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

          (f) COOPERATE IN LEGAL PROCEEDINGS. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

          (g) PERFORM LOAN DOCUMENTS. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under, the Loan Documents executed and delivered by, or applicable to, Borrower.

          (h) INSURANCE BENEFITS. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Proceeds of any Policies lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including attorneys' fees and disbursements, and the payment by Borrower of the expense of an appraisal (if necessary, required or, in Lender's reasonable discretion appropriate under the circumstances) on behalf of Lender in case of a fire or other casualty affecting any of the Property or any part thereof) out of such Proceeds.

          (i)  FURTHER ASSURANCES; SUPPLEMENTAL MORTGAGE
AFFIDAVITS.  Borrower shall, at Borrower's sole cost and expense:

               (A) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, market studies, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or reasonably requested by Lender in connection therewith;

               (B) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require provided, however, such documents, instruments, certificates, assignments and other writings and such other acts will not change the rate of interest or change, modify or amend any of the material business terms of the Loan Documents; and

               (C) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time provided that such acts, conveyances and assurance will not create new liability or increase existing liability of or on the part of Borrower.

          (j) As of the date hereof, Borrower represents that it has paid or will cause to be paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage encumbering the Property.

          (k)  FINANCIAL REPORTING.

               (i) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any reasonable costs and expenses incurred by Lender for outside auditors to examine Borrower's accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender's interest.

               (ii) Borrower will furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower's annual financial statements audited by a "Big Six" accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for the Borrower and the Property and a balance sheet for the Property. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. The annual financial statements for the Property shall be accompanied by (i) a certificate executed by the chief financial officer of Borrower or the SPC Managing Member of Borrower, as applicable, stating that each such annual financial statement presents fairly the financial condition and the results of operations of the Property being reported upon and has been prepared in accordance with GAAP, and (ii) an unqualified opinion of a "Big Six" accounting firm or other independent certified public accountant reasonably acceptable to Lender. Together with the annual financial statements for the Property, Borrower shall furnish to Lender an Officer's Certificate certifying as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan
Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

               (iii) Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by a certificate of the chief financial officer of Borrower or the SPC Managing Member, as applicable, stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of the Property on a combined basis (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject quarter accompanied by an Officer's Certificate with respect thereto; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations, and Operating Expenses, and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter; and (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such quarter accompanied by an Officer's Certificate with respect thereto. In addition, such certificate shall also be accompanied by a certificate of the chief financial officer of Borrower or the SPC Managing Member of Borrower stating that the representations and warranties of Borrower set forth in SECTION 4.1(dd)(iv) are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days.

               (iv) Borrower shall furnish to Lender, within ten
(10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender.

          (l) BUSINESS AND OPERATIONS. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

               (m) TITLE TO THE PROPERTY. Borrower will warrant and defend (i) the title to the Property and the Trust and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances), and (ii) the validity and priority of the Liens of the Mortgage and the Assignment of Leases on the Property and the Trust, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys' fees and court costs) incurred by Lender if an interest in the Property and the Trust, other than as permitted hereunder, is claimed by another Person.

          (n)  COSTS OF ENFORCEMENT.  In the event (i) that the
Mortgage encumbering the Property is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (ii) of the foreclosure of any mortgage prior to or subsequent to any Mortgage encumbering the Property in which proceeding Lender is made a party, or (iii) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or an assignment by Borrower for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all reasonable costs of collection and defense, including attorneys' fees in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable together with all required service or use taxes.

          (o) ESTOPPEL STATEMENT. (a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

               (b)  Borrower shall deliver to Lender upon
request, tenant estoppel certificates from each tenant occupying 10,000 square feet of gross leasable area or more at the Property in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year.

          (p) LOAN PROCEEDS. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in SECTION 2.2.

          (q) PERFORMANCE BY BORROWER. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

          (r) CONFIRMATION OF REPRESENTATIONS. In addition to and not in limitation of the covenants and agreements of Borrower contained in SECTION 7.1, Borrower shall deliver, in connection with any Securitization, (i) one or more Officers' Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Secondary Market Transaction in all relevant jurisdictions
(provided that such certificates may, to maintain the accuracy of such representations, reflect the occurrence of any events after the Closing), and (ii) certificates of the relevant Governmental
Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and its SPC Managing
Member as of the date of the Secondary Market Transaction.

          (s) NO JOINT ASSESSMENT. Borrower shall not suffer, permit or initiate the joint assessment of any Property (i) with any other real property constituting a tax lot separate from such Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

          (t) LEASING MATTERS. Borrower shall comply with the provisions of SECTION 3.6 of the Mortgage pertaining to Leases.

          (u)  MAINTENANCE OF MORTGAGED PROPERTY; ALTERATIONS;
INSPECTIONS; UTILITIES.

               (i) Borrower shall keep and maintain the Property and every part thereof in good condition and repair, subject to ordinary wear and tear, and, subject to Excusable Delays and the provisions of this Agreement and the Mortgage with respect to damage or destruction caused by casualty events or Takings, shall not permit or commit any waste, impairment, or deterioration of the Property in any material respect. Borrower further covenants to do all other acts which a reasonable and prudent owner and operator of regional shopping centers would deem reasonably necessary to protect the security hereof and will make every reasonable effort to complete the Required Repairs brought to Borrower's attention in the Property Condition Report. Borrower shall not remove or demolish any of the Improvements on the Property except as the same may be necessary in connection with an Alteration or a restoration in connection with a Taking or casualty in accordance with the terms and conditions hereof.

               (ii) Except as may be necessary in connection with an Alteration permitted by this SECTION 5.1(u), Borrower shall not make any changes or allow any material changes to be made in the nature of the use of the Property or any part thereof, or initiate or take any action in furtherance of any change in any zoning or other land use classification affecting all or any portion of the Property now or hereafter in effect and affecting all or any portion of the Property.

               (iii) Provided that no Event of Default shall have occurred and be continuing hereunder, Borrower shall have the right, without Lender's consent, to undertake any Expansion or any alteration, improvement, demolition or removal of the Property or any portion thereof (any Expansion and any such alteration, improvement, demolition or removal performed by Borrower, an "ALTERATION") so long as such Alteration is undertaken in accordance with the applicable provisions of the Mortgage and other Loan Documents, is permitted by the Operating Agreements and the Leases and shall not either (x) materially adversely affect the value of the Property taken as a whole or
(y) materially adversely reduce the Gross Income from Operations from the level available immediately prior to commencement of such Alteration (unless the amount of such reduction is secured by Cash, Cash Equivalents or a Letter of Credit). Any Alteration which involves an estimated cost of more than the Threshold
Amount shall be conducted under the supervision of an Independent Architect and no such Alteration shall be undertaken until five
(5) Business Days after there shall have been filed with the Lender, for information, purposes only and not for approval by the Lender, detailed plans and specifications and cost estimates therefor, prepared and approved in writing by such Independent Architect. Such plans and specifications may be revised at any time and from time to time provided that material revisions of such plans and specifications are filed with the Lender, for information purposes only, together with the written approval thereof by such Independent Architect. All work done in connection with any Alteration shall be performed with due diligence in a good and workmanlike manner, all materials used in connection with any Alteration shall not be less than the standard of quality of the materials currently used at the Property and all work performed and all materials used shall be in accordance with all applicable Legal Requirements and Insurance Requirements.

               (iv) Notwithstanding anything to the contrary contained in this SECTION 5.1(u) hereof, no Alteration (excluding for the purposes of this sentence, the Fox Valley Renovation) contracted for by the Borrower shall be performed by or on behalf of Borrower if the cost thereof, individually or in the aggregate with all other related Alterations, as reasonably estimated by an Independent Architect, that are due and payable and unpaid exceed the Threshold Amount (any such Alteration, a "MATERIAL ALTERATION"), unless Borrower shall have delivered to Lender security in an amount not less than the difference between such due and payable and unpaid costs and the Threshold Amount. Prior to commencing any Alteration (excluding for the purposes of this sentence, the Fox Valley Renovation) which involves an estimated cost of more than the Threshold Amount, the Rating Agencies shall have confirmed in writing to the Lender that such Alteration will not result in a downgrade, withdrawal or qualification of the then-current ratings assigned to the Securities. The Threshold Amount shall be reduced on any given date by the Independent Architect's estimate of the cost, if work on the Alterations were to be terminated on such date, to restore the Property to the extent necessary so that, as restored, there would be no material adverse effect on the value of the Property as a whole. Costs which are subject to retainage shall be treated as due and payable and unpaid from the date they would be due and payable but for their characterization as subject to retainage. In the event that any Alteration (excluding for the purposes of this sentence, the Fox Valley Renovation) shall be made in conjunction with any Restoration with respect to which Borrower shall be entitled to withdraw Proceeds pursuant to SECTION 7.1.2 hereof, the amount of the Cash and Cash Equivalents and/or Letter of Credit to be furnished pursuant hereto need not exceed the aggregate cost of such Restoration and such Alteration (as estimated by the Independent Architect), less the sum of the amount of any Proceeds which Borrower may be entitled to withdraw pursuant to SECTION 7.1.2 hereof and the Threshold Amount (adjusted as described above). The Independent Architect shall deliver to Lender a schedule setting forth the projected stages of completion of the Alteration and the corresponding amounts equal to such completion. Any Cash which Borrower shall deliver pursuant hereto (or the proceeds of any Cash and Cash Equivalents and/or Letter of Credit) shall be held by Lender in the cash collateral account established by Lender for such purpose. From time to time as the Alteration progresses, the amount of any Cash or Cash Equivalents so furnished may be released by Lender and paid or otherwise applied by or returned to Borrower in an amount equal to the amount Borrower would be entitled to so withdraw if
SECTION 7.1.2 hereof were applicable, and any Letter of Credit so furnished may be reduced by Borrower in an amount equal to the amount Borrower would be entitled to so reduce if SECTION 7.1.2 hereof were applicable. At any time after substantial completion of any Alteration in respect whereof Cash and Cash Equivalents and/or a Letter of Credit was deposited pursuant hereto, the whole balance of any Cash so deposited with Lender and then remaining on deposit shall be paid by Lender to Borrower, and any Cash and Cash Equivalents and/or a Letter of Credit so deposited or delivered shall, to the extent it has not been called upon, reduced or theretofore released, be released by Lender to Borrower, within ten (10) days after receipt by Lender of an application for such withdrawal and/or release together with an Officer's Certificate, and signed also (as to the following clause (A)) by the Independent Architect, setting forth in substance as follows:

               (A) that the Alteration in respect of which such Cash and Cash Equivalents and/or a Letter of Credit was deposited has been substantially completed in all material respects in accordance with any plans and specifications therefor previously filed with Lender under SECTION 5.1(u)(iii) hereof; and

               (B)  that to the knowledge of the certifying
     Person all amounts which Borrower is or may become liable to pay in respect of such Alteration through the date of the certification have been paid in full or adequately provided for or are being contested in accordance with SECTION 3.9(b) of the Mortgage; and, to the extent that such are customary and reasonably obtainable by prudent managers in the metropolitan area where the Property is located and Borrower is not contesting payment as aforesaid, that lien waivers have been obtained from the general contractor and major subcontractors performing such Alterations.

               (v) Lender and any Persons authorized by Lender may at all reasonable times and upon reasonable notice enter and examine the Property and may inspect all work done, labor performed and materials furnished in and about the Property subject in all instances to the rights of tenants under Leases. Lender shall not have any duty to make any such inspection and shall not have any liability or obligation for making (except for its gross negligence or willful misconduct) or not making any such inspection.

               (vi) Provided that no Event of Default shall have occurred and be continuing hereunder, Borrower shall have the right, without Lender's consent, to expand or reduce the size of the Property through the addition of one or more anchor stores and/or the addition of one or more mall or peripheral stores form time to time (either retail or non-retail facilities) including, without limitation, by the conversion of an existing department store to additional mall stores, the transfer of a portion of the Property to a department store for the construction of its store, or the construction of a decked parking facility (an "EXPANSION"), so long as:

               (A)  such Expansion (1) shall not materially
     adversely affect the value of the Property, including any anchor parcel to be conveyed to a department store, taken as a whole, (2) shall not result in any violation of the terms of any Operating Agreement or Lease at the Property, (3) shall be conducted in accordance with SECTION 5.1(u)(iii) hereof, and (4) shall not materially, adversely affect the income of the Property;

               (B) Borrower delivers an Officer's Certificate stating that (1) such transactions and the particular plans developed for the Expansion (x) shall not violate any existing Material Lease or Operating Agreements, and shall not affect the utility or operation of the Property in any material adverse respect, (2) any connection to, or contemplated shared use of, the common area in order to provide utilities services and access to the Expansion shall not affect the availability or provision of utility services to the Property in any material adverse respect, and (3) any such transaction shall not materially reduce the rentable square footage of the Improvements;

               (C) Borrower receives written confirmation from the Rating Agencies that the Expansion would not result in a downgrade, qualification or withdrawal of the then-current ratings on the Securities; and

               (D) Borrower obtains an agreement from the third-party developer, if any, conducting such Expansion which provides that in the event the third-party developer does not complete construction of the improvements on the expansion parcel, Borrower will have the right, at either Borrower's or the developer's expense as Borrower shall elect, to enter the Expansion parcel and either complete the improvements or demolish the uncompleted improvements with no liability to the third-party developer; and

               (E) Lender shall execute and deliver to Borrower such instruments and agreements as are reasonably requested of it by Borrower, at Borrower's expense, in order to consummate any Expansion permitted hereby.

          (vii) FOX VALLEY RENOVATION. Borrower shall commence the Fox Valley Renovation not later than February 15, 1998 and shall substantially complete same not later than April 1, 1999 in a good and workmanlike manner consistent with the quality of construction existent at the Property. The Fox Valley Renovation shall cost Borrower not less than $7,000,000, which Borrower will pay out of its own funds.

               (viii)    TRUST.

                         (a)  Borrower hereby covenants,
                              that until the Loan is paid in
                              full, to do or take or cause to be
                              done or taken all acts and steps
                              necessary to preserve, protect and
                              defend the lien of the Mortgage on
                              the Trust and the Trust Property.

                         (b)  Except with regard to
                              Transfers permitted by Article 6 of
                              the Mortgage, Borrower will not
                              direct or allow Trustee to transfer
                              title to the Property or the Trust
                              or grant any other person an
                              interest in, to or under the Trust
                              or the Property or designate any
                              other Person a beneficiary under
                              the Trust.

                         (c)  Upon termination of the Trust,
                              while any portion of the Loan is
                              unpaid, Borrower will do or take or
                              cause to be done or taken all acts
                              necessary or required to vest title
                              in the Trust property subject to
                              the lien of the Mortgage.

VI.  NEGATIVE COVENANTS
     ------------------

Section 6.1    BORROWER'S NEGATIVE COVENANTS.
               -----------------------------

          From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of all Mortgage encumbering the Property in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

          (a) OPERATION OF PROPERTY. Borrower shall not, without the prior consent of Lender (which consent shall not be unreasonably withheld and shall not be required if such termination is in compliance with the Mortgage), terminate the Management Agreement or otherwise replace the Manager (unless such replacement Manager is a Sponsor) or enter into any other management agreement with respect to the Property.

          (b) LIENS. Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of the Property or the Trust or permit any such action to be taken, except:

               (i)  Permitted Encumbrances;

               (ii) Liens created by or permitted, pursuant to the Loan
                    Documents;

               (iii)Liens for Taxes, or Other Charges not yet due;

               (iv) The matters set forth in SECTION 6.5 of the Mortgage.

          (c) DISSOLUTION. Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of the Borrower except to the extent permitted by the Loan Documents, or (iv) cause the SPC Managing
Member to (A) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the SPC Managing
Member would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of incorporation or bylaws of the SPC Managing Member, in each case, without obtaining the prior written consent of Lender or Lender's designee.

          (d) CHANGE IN BUSINESS. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

          (e) DEBT CANCELLATION. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower's business.

          (f) AFFILIATE TRANSACTIONS. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm's-length transaction with an unrelated third party.

          (g) ZONING. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

          (h) ASSETS. Borrower shall not purchase or own any properties other than the Property and assets used in connection with the operation and management of the Property.

          (i) DEBT. Except as expressly permitted by the terms of the Mortgage or this Agreement, Borrower shall not create, incur or assume any debt other than the Debt.

          (j) NO JOINT ASSESSMENT. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.


          (k) PRINCIPAL PLACE OF BUSINESS. Borrower shall not change its principal place of business set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.

          (l) ERISA. (i) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan
Documents) to be a non-exempt (under a statutory or administrative exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

               (ii) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a "governmental plan" within the meaning of Section 3(3) of ERISA; (B) to Borrower's actual knowledge, without investigation, Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

               (1) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. 2510.3-101(b)(2);

               (2) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by "benefit plan investors" within the meaning of 29 C.F.R.
     2510.3-101(f)(2); or

               (3) Borrower qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. 2510.3-101(c) or (e) or an investment company registered under The Investment Company Act of 1940.

VII. CASUALTY; CONDEMNATION
     ----------------------

Section 7.1    INSURANCE; CASUALTY AND CONDEMNATION.
               ------------------------------------

          7.1.1     INSURANCE.

          (a) INSURANCE COVERAGE REQUIREMENTS. Borrower shall, at its sole cost and expense, keep in full force and effect policies of insurance coverage (the "Policies") of the types and minimum limits as follows during the term of the Mortgage:

               (i) Property Insurance. Insurance with respect to the Improvements and the Equipment against any peril included within the classification "All Risks of Physical Loss" in amount at all times sufficient to prevent the Borrower from becoming co-insurer within the terms of the applicable Policies, but in any event such insurance shall be maintained in an amount equal to the full insurable value of the Improvements and the Equipment, the term "full insurable value" to mean the actual replacement cost of the Improvements and the Equipment (without taking into account any depreciation, and exclusive of excavations, footing and foundations, landscaping and paving, but inclusive of demolition and debris removal) determined annually by an insurer, a recognized independent insurance broker or an appraiser selected and paid by the Borrower and in no event less than the coverage required pursuant to the terms of any Lease; provided, however, if the terms of the applicable insurance policies expressly provide for insurance to be provided in the amount of the actual replacement cost of the Improvements and the Equipment or such Policies contain a replacement cost endorsement, no such annual determination will be necessary;

               (ii) Liability Insurance. Commercial general liability insurance, including bodily injury, death and property damage liability, and excess liability insurance against any and all claims, including all legal liability to the extent insurable imposed upon the Lender and all court costs and attorneys' fees and expenses, arising out of or connected with the possession, use, leasing, operation, maintenance or condition of the Real Estate for a combined single limit of not less than $15,000,000;

               (iii)     Workers' Compensation Insurance.
Statutory workers' compensation insurance (to the extent the risks to be covered thereby are not already covered by other Policies of insurance maintained by the Borrower), with respect to any work on or about the Property;

               (iv) Business Interruption. Business interruption and/or loss of "rental value" insurance in an amount sufficient to avoid any co-insurance penalty and to provide Proceeds which will cover, at Borrower's option, (i) twenty-four (24) months following the date of casualty or loss or (ii) the period of restoration from the date of casualty or loss, the term "rental value" to mean the sum of (A) the total Rents payable under the Leases and (B) the total amount of all other amounts to be received by the Borrower from third parties which are the legal obligation of the tenants, reduced to the extent such amounts would not be received because of Operating Expenses not incurred during a period of non-occupancy of that portion of the Property then not being occupied; provided, however, if the Borrower is unable to obtain business interruption insurance in the foregoing amount at commercially reasonable premiums, then the Borrower will obtain business interruption insurance in an amount which is generally required by institutional leaders for properties comparable to the Property, but in no event in an amount less than that sufficient to provide Proceeds which will cover a period equal to the lesser of (x) the period of restoration from the date of casualty or loss of (y) three hundred and sixty-five
(365) days, unless the Rating Agencies shall confirm that to obtain less coverage will not result in a downgrade, qualification or withdrawal of on the then current rating of the Securities;

               (v) Boiler and Machinery Insurance. Broad form boiler and machinery insurance (without exclusion for explosion) covering all boilers or other pressure vessels, machinery and equipment located in, on or about the Property and insurance against loss of occupancy or use arising from any such breakdown in such amounts as are generally available at commercially reasonable premiums and are generally required by institutional lenders for properties comparable to the Property;

               (vi) Flood Insurance. If all or any portion of the Property is located within a federally designated flood hazard zone, flood insurance if available, in such amount as generally required by institutional lenders for similar properties provided, however, if flood insurance shall be unavailable from private carriers, such flood insurance may be provided by the federal government, if available; and

               (vii) Other Insurance. Such other insurance requested by Lender with respect to the Property against loss or damage of the kinds from time to time customarily insured against and in such amounts as are generally available at commercially reasonable premiums and are generally required by institutional lenders for properties comparable to the Property.

          (b) (i) Property and Business Interruption Insurance. The Borrower will maintain a portion of the insurance coverage described in SECTION 7.1.1(a)(i) above at least equal to the Maximum Foreseeable Casualty Loss, and the insurance coverage described in SECTION 7.1.1(a)(iv) above, with either (x) the insurers who insure the Improvements and Equipment on the date of this Agreement or (y) one or more other primary insurers having (or a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with carriers having), a claims-paying-ability rating by S&P not lower than "AA" and a claims-paying ability rating by Moody's not lower than "Aa".

               (ii) Liability and Boiler and Machinery Insurance. The Borrower will maintain a portion of the insurance coverage described in SECTIONS 7.1.1(a)(ii) and 7.1.1 (a)(v) with either
(x) the insurers who insure the Property on the date of this Agreement or (y) one or more other domestic primary insurers having (or a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with carriers having), a claims-paying-ability rating by S&P not lower than two categories below the then rating of the Securities by S&P, but in either case of (x) or (y) above, such insurers' rating shall in no event be less than "Investment Grade" by S&P and Moody's.

               (iii) Other Insurance. Borrower will maintain a portion of the insurance coverage described in SECTION
7.1.1(a)(iii) above with either an insurer having a claims-paying-ability rating of not less than "Investment Grade" or the applicable state workers' compensation fund.

          In each case as to a syndicate or an individual insurer, however, if no domestic providers of such insurance are so rated, the requirement for such rating shall be the highest rating then given to primary insurers by S&P; provided that in the case of an individual insurer or a syndicate failing to satisfy the foregoing test, supplementary qualifying coverage shall be required within ninety (90) days after the date Borrower learns of such failure (in the case of a syndicate, only to the extent the syndicate fails to satisfy the test); and provided further that in the event of any loss, claims in respect of such portion of such insurance maintained in accordance with
SECTION 7.1.1(a)(iii) above shall be payable prior to claims in respect of the remaining portion(s) of the insurance required by such provisions.

          Notwithstanding anything to the contrary set forth herein, all insurance required coverage shall be provided by one or more primary insurers having an Alfred M. Best Company, Inc.

rating of "A" or better and financial size category of not less than VIII, except to the extent that insurance in force on the date of this Agreement does not satisfy such criteria or if otherwise approved by the Lender. Any insurance in force on the date of this Agreement which is accepted or approved by Lender and which is provided by a group or syndicate of insurers shall be satisfactory so long as a sufficient number of members of the syndicate providing the coverage satisfy the foregoing criteria for claims-paying ability even if one or more of the insurers comprising the group or syndicate no longer participates in the group or syndicate. All insurers providing insurance required by this Mortgage shall be authorized to issue insurance in the state where the Property is located.

          (c) "MAXIMUM FORESEEABLE CASUALTY LOSS" shall mean the estimate of the Qualified Fire Protection Engineer then being used by the Borrower in connection with its existing insurance package of the maximum probable casualty loss which would be suffered in respect of the Improvements and Equipment as a result of damage caused by the perils covered by the insurance described in SECTION 7.1.1(a)(i) hereof.

          (d) Blanket Coverage. The insurance coverage required under SECTION 7.1.1(a) may be effected under a blanket Policy or Policies covering the Property and other property and assets not constituting a part of the Property; provided that any such certificates of insurance evidencing the coverage required herein shall specify, except in the case of general liability insurance, the portion of the total coverage of such policy that is allocated exclusively to the Property, and any sublimits in such blanket Policy applicable to the Property, which amounts shall not be less than the amounts required pursuant to SECTION 7.1.1(a) and which shall in any case comply in all other respects with the requirements of this SECTION 7.1.

          (e) Form of Insurance Policies; Endorsements. All insurance Policies shall be in such form and with such endorsements as are comparable to the forms of and endorsements to Borrower's insurance Policies in effect on the date hereof or otherwise in accordance with commercially reasonable standards applied by prudent owners of first class regional shopping centers in the general vicinity of the Property. Certificates of insurance with respect to all of the insurance Policies required hereunder have been delivered to Lender (or will be so delivered promptly after the date hereof), and originals or certified copies of all such Policies shall be delivered to Lender when the same are available and shall be held by Lender. All such Policies shall name Lender as an additional insured, shall provide that all Proceeds be payable to Lender as set forth in
SECTION 7.1 hereof, and shall contain: (i) a standard "non-contributory mortgagee" endorsement or its equivalent relating, inter alia, to recovery by Lender notwithstanding the negligent or willful acts or omissions of Borrower; (ii) to the extent available at commercially reasonable rates a waiver of subrogation endorsement in favor of Lender; (iii) an endorsement providing that no Policy shall be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such Policy by Borrower, Lender or any other named insured, additional insured or loss payee, except for the willful misconduct of Lender knowingly in violation of the conditions of such Policy;
(iv) an endorsement providing for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of first class regional shopping centers in the general vicinity of the Property, but in no event in excess of $50,000; and (v) a provision that such Policies shall not be canceled or terminated without at least thirty (30) days prior written notice to Lender in each instance. Certificates of insurance with respect to all renewal and replacement Policies shall be delivered to Lender not less than ten (10) days prior to the expiration date of any of the insurance Policies required to be maintained hereunder which certificates shall bear notations evidencing payment of applicable premiums. Originals or certified copies of such replacement insurance Policies shall be delivered to Lender promptly after Borrower's receipt thereof but in any case within sixty (60) days after the effective date thereof. If Borrower fails to maintain insurance required by this Agreement, Lender may procure such insurance.

          (f) Compliance with Insurance Requirements. Borrower shall comply with all Insurance Requirements and shall not bring or keep or permit to be brought or kept any article upon any of the Property or cause or permit any condition to exist thereon which would be prohibited by any Insurance Requirement, or would invalidate insurance coverage required hereunder to be maintained by Borrower on or with respect to any part of the Property pursuant to this SECTION 7.1.

          (g) Separate Insurance. The Borrower will not take out separate insurance contributing in the event of loss with that required to be maintained pursuant to this SECTION 7.1 unless such insurance complies with SECTION 7.1.1(e).

          7.1.2     CONDEMNATION AND INSURANCE PROCEEDS

          (a) Borrower will promptly notify Lender in writing upon obtaining knowledge of (i) the institution of any proceedings relating to any Taking or (ii) the occurrence of any casualty, damage or injury to the Property or Equipment or any portion thereof the restoration of which is estimated by Borrower in good faith to cost more than Two Million Dollars ($2,000,000). In addition, notice of any casualty damage or loss the restoration of which is estimated by Borrower in good faith to cost more than Two Million Dollars ($2,000,000) shall set forth such good faith estimate of the cost of repairing or restoring such damage or destruction in reasonable detail if the same is then available and, if not, as soon thereafter as it can reasonably be provided.

          (b) In the event of any Taking of or casualty or other damage or injury to the Property, Borrower's right, title and interest in and to all compensation, awards, proceeds, damages, claims, insurance recoveries, causes and rights of action (whether accrued prior to or after the date hereof) and payments which Borrower may receive or to which Borrower may become entitled with respect to the Property or any part thereof (collectively, "PROCEEDS"), in connection with any such Taking

(subject to the terms of the Operating Agreements and the Leases), casualty or other damage or injury to the Property, or any part thereof, are hereby assigned to and shall be paid to Lender. Notwithstanding anything to the contrary set forth herein or in the Mortgage, to the extent the Proceeds are not in excess of Four Million Dollars ($4,000,000) (the "MINIMUM DEPOSIT AMOUNT") (excluding, solely for purposes of such calculation, Proceeds paid in respect of the insurance described in SECTION 7.1.1(a)(iv) then, provided that no Event of Default shall have occurred and be continuing, Lender hereby consents to and agrees that such Proceeds shall be paid directly to Borrower to be applied to restoration of the Property in accordance with the terms hereof (provided, however, unless an Event of Default shall have occurred and be continuing, Proceeds paid in respect of the insurance described in SECTION 7.1.1(a)(iv) shall be paid directly to Borrower.) Promptly after the occurrence of any damage or destruction to all or any portion of the Property or a Taking of a portion of the Property, Borrower shall commence and diligently prosecute to completion, subject to Excusable Delays, the repair, restoration and rebuilding of the Property (in the case of a Taking, to the extent it is capable of being restored) (such repair, restoration and rebuilding are sometimes hereinafter collectively referred to as the "RESTORATION") so damaged, destroyed or remaining after such Taking, in full compliance with all Legal Requirements and free and clear of any and all Liens except the Permitted Exceptions. Borrower will, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claim for Proceeds and, subject to Borrower's right to receive the direct payment of any Proceeds up to the Minimum Deposit Amount and, with respect to Proceeds from a Taking, subject to the applicable terms of the Operating Agreements and the Leases and the provisions below, will cause the same to be collected and paid over to Lender, to be held and applied in accordance with the provisions of this Agreement. Borrower hereby irrevocably authorizes Lender to file and prosecute such claim and to collect and to make receipt for any such payment in the event Borrower fails so to act or if an Event of Default shall have occurred and be continuing, and in such case Lender shall be authorized to file such claim and prosecute it with counsel satisfactory to it at the expense of Borrower. Lender shall have the right to approve, such approval not to be unreasonably withheld, any settlement which might result in any Proceeds in excess of the Minimum Deposit Amount, and Borrower will deliver or cause to be delivered to Lender all instruments reasonably requested by Lender to permit such approval. Borrower will pay all costs, fees and expenses reasonably incurred by Lender (including all reasonable attorneys' fees and expenses, the fees of insurance experts and adjusters and reasonable costs incurred in any litigation or arbitration) in connection with the settlement of any claim for insurance in excess of the Minimum Deposit Amount or Proceeds in excess of the Minimum Deposit Amount and seeking and obtaining of any payment on account thereof in accordance with the foregoing provisions and for any of the foregoing expenses, regardless of whether or not the Proceeds exceed the Minimum Deposit Amount, if any Event of Default shall have occurred and be continuing. If any Proceeds are received by Borrower, such Proceeds shall, until the completion of the related Restoration, be held in trust and segregated from other funds of the Borrower to be used to pay for the cost of the Restoration in accordance with the terms hereof, and in the event such Proceeds are in excess of the Minimum Deposit Amount such Proceeds shall, subject to the provisions of the Operating Agreements and the Leases, be forthwith paid to Lender to be held by Lender in a segregated account in trust for Borrower, in each case to be applied or disbursed in accordance with the provisions hereof.

          (c) In the event that any Proceeds (other than Proceeds paid with respect to the insurance described in SECTION
7.1(a)(iv) are in excess of the Minimum Deposit Amount, then all Proceeds (other than Proceeds paid with respect to the insurance described in Section 7.1(a)(iv) and except that Proceeds in respect of a Taking shall be subject to the terms and conditions of the Operating Agreements and the Leases) shall be paid over to Lender (a "Casualty/Condemnation Involuntary Prepayment") and shall be applied as follows: first, toward reimbursement of Lender's reasonable costs and expenses in connection with recovery of the Proceeds and disbursement of the proceeds (as further described below), including, without limitation, reasonable administrative costs and inspection fees, and then, to the prepayment of the Indebtedness secured hereby (which prepayment shall be made on the next Payment Date following notice to Lender of an elected or required prepayment hereunder, which notice Borrower shall promptly give), without prepayment premium or penalty, only if:

               (i) (A) Borrower is not required to restore the Property pursuant to any Operating Agreement or Lease, and

                    (B)  either:

                              (x)  the expected cost to repair
               the Property would exceed the Threshold Amount and, provided that the Taking or casualty adversely affects leased areas of the Property, the restoration of the Property cannot reasonably be completed before the date of expiration of any insurance maintained pursuant to SECTION 7.1.1(a)(iv) or any Letter of Credit or Cash or Cash Equivalents posted with Lender in lieu of or in addition to such insurance, which shall be determined based on a cost estimate and schedule for restoration prepared by an Independent Architect and delivered to Lender, or

                         (y)  Borrower elects not to restore the
                              Property, or

                    (ii) if such Proceeds were the result of a Taking, then after restoration is completed, the Proceeds have not been required to effect such restoration, in which event prepayment shall be made to the extent of such unneeded Proceeds.

          (d) If Proceeds are not required to be applied towards payment of a Casualty/Condemnation Involuntary Prepayment pursuant to SECTION 7.1.2(c) above, then after prepayment of the expenses described in clause first of SECTION 7.1.2(c), Lender shall make the Proceeds (except Proceeds paid with respect to the insurance described in SECTION 7.1.1(a)(iv)) which it is holding pursuant to the terms hereof available to Borrower for payment of or reimbursement of Borrower's expenses incurred with respect to the Restoration, upon the terms and subject to the conditions set forth in SECTION 7.1.2(e);

               (i) there shall be no continuing Event of Default hereunder;

                    (ii) to the extent, if any, that the
          estimated cost of the Restoration (as estimated by an Independent Architect) shall exceed the Proceeds available, Borrower shall (within a reasonable period of time after receipt of such estimate, and in any event prior to any further disbursement by Lender) deposit with or deliver to Lender Cash and Cash Equivalents and/or a Letter of Credit in the amounts of such excess; and

                    (iii)     Lender shall, within a reasonable
          period of time prior to Borrower's request for initial disbursement, be furnished with an estimate of the cost of the Restoration accompanied by an Independent
          Architect's certification as to such costs and appropriate plans and specifications for the Restoration to the extent that the same are required by law or are prepared by the Borrower. The plans and specifications shall require that the Restoration be done in a first-class workmanlike manner substantially equivalent to the quality and character of the original construction of the Improvements, so that upon completion thereof (taking into account a commercially reasonable time to relet the affected portion of the Property), the Property shall be at least substantially equal in value and general utility to the Property prior to the damage or destruction (or, in the case of a partial Taking, to the state to which it is capable of being restored).
          Borrower shall restore all Improvements such that when they are fully restored and/or repaired that such Improvements and their contemplated use fully comply with all applicable Legal Requirements, including, without limitation, zoning, environmental and building laws, codes, ordinances and regulations.

               (e) Disbursement of Proceeds shall be made from time to time (but not more frequently than once in any month) by Lender as the Restoration progresses upon receipt by Lender of
(i) an Officer's Certificate dated not more than thirty (30) days prior to the application for such payment, requesting such payment or reimbursement and setting forth the Restoration performed which is the subject of such request, the parties which performed such Restoration and the actual cost thereof, and also certifying that such Restoration and materials are free and clear of Liens other than Permitted Exceptions and (ii) an Independent Architect's certificate certifying performance of the Restoration together with an estimate of the cost to complete the Restoration. No payment made prior to the final completion of the Restoration shall exceed ninety-five percent (95%) of the value of the Restoration performed or materials furnished and incorporated into the Improvements from time to time (except in the case of contractors' or subcontractors' Restoration as to which final completion has been attained), and at all times the undisbursed balance of said Proceeds, together with all amounts for which Cash or Cash Equivalents or a Letter of Credit deposited or delivered pursuant to clause (ii) above, shall be at least sufficient to pay for the cost of completion of the Restoration, free and clear of Liens other than Permitted Exceptions; final payment of all Proceeds remaining with Lender shall be made upon receipt by Lender of a certification by an Independent Architect as to the completion of the Restoration substantially in accordance with the submitted plans and specifications, and the filing of a notice of completion (if such filing is required by applicable law). If the Proceeds shall be more than the Threshold Amount, Lender shall require (i) evidence of mechanic's lien waivers, and (ii) an endorsement to its Title Insurance Policy insuring the continued priority of the Lien of this Mortgage (subject to Permitted Exceptions) as to all sums advanced hereunder, such endorsement to be paid for by Borrower. From time to time as the Restoration progresses, the amount of any Cash or Cash Equivalents so furnished may be withdrawn by Borrower and paid or otherwise applied by or returned to Borrower in an amount equal to the amount Borrower would be entitled to so withdraw if the same were Proceeds, and any Letter of Credit so furnished may be reduced by Borrower in an amount equal to the amount Borrower would be entitled to reduce if the same were Proceeds. At any time after substantial completion of any Restoration in respect whereof Cash and Cash Equivalents and/or a Letter of Credit was deposited pursuant hereto, the whole balance of any Cash so deposited with Lender and then remaining on deposit may be withdrawn by Borrower and shall be paid by Lender to Borrower and any Cash and Cash Equivalents and/or Letter of Credit so deposited or delivered shall, to the extent it has not been called upon, reduced or theretofore released, be released by Lender to Borrower, within ten (10) days after receipt by Lender of an application for such withdrawal and/or release together with an Officer's Certificate, and signed also (as to the following clause (1)) by the Independent Architect, setting forth in substance as follows:

          (1) that the Restoration in respect of which such Cash and Cash Equivalents and/or a Letter of Credit was deposited has been substantially completed in all material respects in accordance with any plans and specifications therefor previously filed with Lender under SECTION 7.1.2(d) hereof; and

          (2) that to the knowledge of the certifying Person all amounts which Borrower is or may become liable to pay in respect of such Restoration through the date of the certification have been paid in full or adequately provided for or are being contested in accordance with SECTION 3.9(B) of the Mortgage; and, to the extent that such are customary and reasonably obtainable by prudent managers in the metropolitan area where the Property is located and Borrower is not contesting payment in accordance with SECTION 3.9(b) of the Mortgage, that lien waivers have been obtained from the general contractor and major subcontractors performing such Restoration.

Section 7.2    REQUIRED REPAIRS; REQUIRED REPAIR FUNDS
               ---------------------------------------

               Intentionally Deleted.

Section 7.3    TAX AND INSURANCE ESCROW FUND
               -----------------------------

               Intentionally Deleted.

Section 7.4    REPLACEMENTS AND REPLACEMENT RESERVE.
               ------------------------------------

               Intentionally Deleted.

VIII.     DEFAULTS
          --------

Section 8.1    EVENT OF DEFAULT.
               ----------------

          (a) Each of the following events shall constitute an event of default hereunder (an "EVENT OF DEFAULT"):

               (i)  if any portion of the Debt is not paid when due;

               (ii) if any of the Taxes or Other Charges are not paid when the same are due and payable and such failure continues for more than five (5) days after notice from Lender;

               (iii) if the Policies are not kept in full force and effect, or if after ten (10) days notice to Borrower, original certificates evidencing the coverage afforded by the Policies are not delivered to Lender upon request;

               (iv) if Borrower transfers or encumbers any portion of the Property, except as permitted by the Mortgage, without Lender's prior written consent;

               (v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

               (vi) if Borrower shall make an assignment for the benefit of creditors;

               (vii) if a receiver, liquidator or trustee shall be appointed for Borrower or if Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted; PROVIDED, HOWEVER, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, upon the same not being discharged, stayed or dismissed within sixty (60) days;

               (viii)    if Borrower attempts to assign its
rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

               (ix) if Borrower breaches any of its respective negative covenants contained in SECTION 6.1 or any covenant contained in SECTION 4.1.1(dd) hereof;

               (x)  with respect to any term, covenant or
provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

               (xi) if any of the assumptions contained in the Insolvency Opinion, or in any other "non-consolidation" opinion delivered to Lender in connection with the Loan, or in any other "non-consolidation" delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

               (xii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xi) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; PROVIDED, HOWEVER, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrower shall have commenced to cure such Default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days; or

               (xiii)    if there shall be default under any of
the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or any of the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

          (b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or
(viii) above) and at any time thereafter the Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any of the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2    REMEDIES.
               --------

          (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any "one action" or "election of remedies" law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

          (b) With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in preference or priority, and Lender may seek satisfaction out of the Property or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

          (c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the "Severed Loan Documents") in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Except as may be required in connection with a Securitization pursuant to SECTION
9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and
(ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

Section 8.3    REMEDIES CUMULATIVE.
               -------------------

          The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender's rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender's sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

IX.  SPECIAL PROVISIONS
     ------------------

Section 9.1    SALE OF NOTES AND SECURITIZATION.
               --------------------------------

          At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with the sale of the Note or participation therein or the first successful securitization (such sale and/or securitization, the "SECURITIZATION") of rated single or multi-class securities (the "Securities") secured by or evidencing ownership interests in the Note and the Mortgages, including, without limitation, to:

                    (a)  (i)  provide, at Lender's sole
               reasonable cost, such financial and other information with respect to the Property, the Borrower and the Manager, (ii) provide budgets relating to the Property and (iii) to perform or permit or cause to be performed or permitted such site inspection, appraisals, market studies, environmental reviews and reports (Phase I's and, if appropriate, Phase II's), engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or the Rating
               Agencies or as may be necessary or appropriate in connection with the Securitization (the "Provided Information"), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to the Lender and the Rating Agencies;

                    (b)  at Borrower's expense, use reasonable
               efforts to cause counsel to render opinions, which may be relied upon by the holder of the Note, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance, and true sale or any other opinion customary in securitization transactions with respect to the Property and Borrower and Manager and its or their respective affiliates, which counsel and opinions shall be reasonably satisfactory to the holder of the Note and the Rating Agencies;

                    (c) make updates of such representations and warranties made as of the Closing Date with respect to the Property, Borrower, and the Loan Documents and make such additional representations or warranties as of the closing date of the Securitization which do not materially increase the obligations of Borrower under this Agreement or any of the other Loan Documents or materially decrease any of Borrower's rights under this Agreement or any of the other Loan Documents, and which, in either event, are customarily provided in securitization transactions and may be reasonably requested by the holder of the Note or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;

                    (d)  execute such amendments to the Loan
               Documents and organizational documents as may be requested by the holder of the Note or the Rating
               Agencies or otherwise to effect the

               Securitization; provided, however, that the
               Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, or (ii) modify or amend any other material economic term of the Loan, or
               (iii) materially modify or increase any of Borrower's obligations or liabilities under this Agreement or any of the other Loan Documents or materially decrease any of Borrower's rights under this Agreement or any of the other Loan Documents; and

                    (e)  use reasonable efforts to deliver to
               Lender appropriate instruments subordinating the Leases identified on Schedule VIII to the lien of the Mortgage together with an agreement to attorn to Lender from each such tenant that under a lease which does not provide for such attornment by its terms; provided, however, the failure of Borrower to deliver such instruments following the exercise of reasonable efforts to do so, shall not constitute a default hereunder.

          Except as set forth in SECTION 9.1(a)(i), all reasonable third party costs and expenses incurred by Lender in connection with Borrower's complying with requests made under this SECTION 9.1 shall be paid by the Borrower.

          If requested by Lender, Borrower shall provide Lender with the following financial statements (it being understood that Lender shall request such financial statements if it anticipates that the principal amount of the Loan at the time of Securitization may, or if the principal amount of the Loan at any time during which the Loan is included in a Securitization does, equal or exceed 20% of the aggregate principal amount of all mortgage loans included in the Securitization), and summaries of such financial statements if the principal amount of the Loan at any such time equals or exceeds 10% of such aggregate principal amount:

1. As of the Closing Date, a balance sheet with respect to the Property for the two most recent fiscal years, meeting the requirements of SECTION 210.3-01 of Regulation S-X of the Securities Act, and statements of income and statements of cash flows with respect to the Property for the three most recent fiscal years, meeting the requirements of SECTION 210.3-02 of Regulation S-X, and, to the extent that such balance sheet is more than 135 days old as of the Closing Date, interim financial statements of the Property meeting the requirements of SECTION 210.3-01 and 210.3-02 of Regulation S-X (all of such financial statements, collectively, the "STANDARD STATEMENTS") ; provided, however, that with respect to any Properties that would be deemed to constitute a business and not real estate under Regulation S-X that have been acquired by the Borrower from an unaffiliated third party (such properties, "ACQUIRED PROPERTIES"), as to which the other conditions set forth in SECTION 210.3-05 of Regulation S-X for provision of financial statements in accordance with such Section have been met, in lieu of the Standard Statements otherwise required by this paragraph, the Borrower shall instead provide the financial statements acquired by such SECTION 210.3-05 of Regulation S-X ("ACQUIRED PROPERTY STATEMENTS").

2. Not later than 45 days after the end of each fiscal quarter following the Closing Date, a balance sheet of the Property as of the end of such fiscal quarter, meeting the requirements of SECTION 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of the Property for the period commencing following the last day of the most recent fiscal year and ending on the date of such balance sheet and for the corresponding period of the most recent fiscal year, meeting the requirements of SECTION 210.3-02 of Regulation S-X (provided, that if for such corresponding period of the most recent fiscal year Acquired Property Statements were permitted to be provided hereunder pursuant to paragraph 1, the Borrower shall instead provide Acquired Property Statements for such corresponding period). If requested by Lender, Borrower shall also provide "summarized financial information," as defined in
SECTION 210.1-02(BB) of Regulation S-X, with respect to such quarterly financial statements.

3. Not later than 90 days after the end of each fiscal year following the Closing Date, a balance sheet of the Property as of the end of such fiscal year, meeting the requirements of
SECTION 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of the Property for such fiscal year, meeting the requirements of SECTION 210.3-02 of Regulation S-X. If requested by Lender, Borrower shall provide summarized financial information with respect to such annual financial statements.

4. Upon ten (10) Business Days after notice from the Lender in connection with the Securitization of this Loan, such additional financial statements, such that, as of the date (each an "OFFERING DOCUMENT DATE") of each prospectus, private placement memorandum, offering circular or other offering document for such Securitization (each an "OFFERING DOCUMENT"), Borrower shall have provided Lender with all financial statements as described in paragraph 1; provided that the fiscal year and interim periods for which such financial statements shall be provided shall be determined as of such Offering Document Date.

5. In the event Lender determines, in connection with a Securitization, that the financial statements required in order to comply with Regulation S-X or Legal Requirements are other than as provided herein, then notwithstanding the provisions of this Section, Lender may request, and Borrower shall promptly provide, such combination of Acquired Property Statements and/or Standard Statements as may be necessary for such compliance.

6. Any other or additional financial statements, or financial, statistical or operating information, as shall be required pursuant to Regulation S-X or other Legal Requirements in connection with any Offering Document or any filing under or pursuant to the Exchange Act in connection with or relating to a Securitization (hereinafter an "EXCHANGE ACT FILING") or as shall otherwise be reasonably requested by the Lender to meet disclosure, rating agency or marketing requirements.

          All financial statements provided by Borrower hereunder shall be prepared in accordance with generally accepted accounting principles, and shall meet the requirements of Regulation S-X and other applicable Legal Requirements. All financial statements relating to a fiscal year shall be audited by the Independent Accountants of the Borrower in accordance with generally accepted auditing standards, Regulation S-X and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the Independent Accountants thereon, which report shall meet the requirements of Regulation S-X and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the Independent Accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Offering Document and any Exchange Act Filing and to the use of the name of such Independent Accountants and the reference to such Independent Accountants as "experts" in any Offering Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by the chief financial officer of the Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.

Section 9.2    SECURITIZATION INDEMNIFICATION.
               ------------------------------

          (a) Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement or private placement memorandum (each, a "DISCLOSURE DOCUMENT") and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Securities and Exchange Act of 1934, as amended (the
"EXCHANGE ACT"), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, the Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

          (b) Borrower agrees to provide in connection with each of (i) a preliminary and a private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an indemnification certificate (A) certifying that Borrower has carefully examined such memorandum or prospectus, as applicable, including without limitation, the sections entitled "Risk Factors," "Description of the Mortgage Loans and Mortgaged Property," "The Manager," and "The Borrower," only as they relate to Borrower, the Loan, the Loan Documents, and the Property and such sections relating to Borrower, the Loan, the Loan Documents, and the Property (and any other sections reasonably related thereto) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this SECTION 9.2, Lender hereunder shall include its officers and directors), the affiliate of Lehman Brothers Inc. ("LEHMAN") that has filed the registration statement relating to the securitization (the "REGISTRATION STATEMENT"), each of its directors, each of its officers who have signed the Registration Statement and each person or entity who controls the affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the "LEHMAN GROUP"), and Lehman, each of its directors and each person who controls Lehman within the meaning of Section 15 of the Securities Act and
Section 20 of the Exchange Act (collectively, the "UNDERWRITER GROUP") for any losses, claims, damages or liabilities (collectively, the "LIABILITIES") to which Lender, the Lehman Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections or in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lehman Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender and Lehman in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the memorandum or prospectus or in connection with the underwriting of the debt, including, without limitation, financial statements of Borrower, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Property (which Borrower knew, in the normal course of owning and operating the Property to be untrue, inaccurate or incomplete). This indemnity agreement will be in addition to any liability which Borrower may otherwise have.

          (c) In connection with filings under the Exchange Act, Borrower agrees to indemnify (i) Lender, the Lehman Group and the Underwriter Group for Liabilities to which Lender, the Lehman Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and
(ii) reimburse Lender, the Lehman Group or the Underwriter Group for any reasonable legal or other expenses reasonably incurred by Lender, the Lehman Group or the Underwriter Group in connection with defending or investigating the Liabilities.

          (d) Promptly after receipt by an indemnified party under this SECTION 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this
SECTION 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to
notify causes prejudice to the indemnifying party.   In the event
that any action is brought against any indemnified party, and its notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this
SECTION 9.2 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such
action on behalf of such indemnified party to parties.   The
indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder unless such settlement, compromise or judgment
(i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

          (e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in SECTION 9.2(b) or (c) is for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under SECTION 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); PROVIDED, HOWEVER, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lehman's and Borrower's relative knowledge and access to information concerning the matter with respect to which claim was asserted;
(ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

          (f) The liabilities and obligations of both Borrower and Lender under this SECTION 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3    RATING SURVEILLANCE.
               -------------------

          The Borrower will retain the Rating Agencies to provide rating surveillance services on any certificates issued in a Securitization. Such rating surveillance will be at the expense of the Borrower in an amount determined by Lender in its reasonable discretion prior to the occurrence of a Securitization, not to exceed a maximum cost of $15,000 per year, and such expense (the "RATING SURVEILLANCE CHARGE") will be paid pursuant to the terms of the Disbursement Agreement.

Section 9.4    EXCULPATION.
               -----------

          Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; PROVIDED, HOWEVER, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower's interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower, Sponsor or the SPC Managing Member or other member of Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower or the SPC Managing Member or other member of Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Mortgage; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of the Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys' fees and costs reasonably incurred) arising out of or in connection with the following:

          (i) fraud or intentional misrepresentation by Borrower or any guarantor in connection with the Loan;

          (ii) the gross negligence or willful misconduct of Borrower;

          (iii)the removal or disposal of any portion of the Property after and during the continuance of an Event of Default;

          (iv) Borrower's indemnification of Lender set forth in SECTION
               9.2 hereof.

          Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that:
(i) the first full monthly payment of principal and interest under the Note is not paid when due; (ii) Borrower fails, following five (5) days notice, to permit on-site inspections of the Property, or fails, following five (5) days notice, to provide financial information, or fails to maintain its status as a single purpose entity, or fails, following five (5) days notice, to appoint, a new property manager upon the request of Lender after an Event of Default, each as required by, and in accordance with the terms and provisions of, this Loan Agreement and the Mortgage; (iii) Borrower fails to obtain Lender's prior written consent to any subordinate financing or other voluntary lien encumbering the Property; (iv) Borrower fails to obtain Lender's prior written consent to any assignment, transfer, or conveyance of the Property or any interest therein as required by the Mortgage except as permitted by the Mortgage; or (v) Borrower, Sponsor or the SPC Managing Member willfully fails to direct tenants of the Property to make payments of Rents to Lender following a Lockbox Event.

Section 9.5    ACHIEVEMENTS.
               ------------

               Intentionally Deleted

Section 9.6    CASH MANAGEMENT.
               ---------------

          9.6.1 LOCKBOX ACCOUNT. (a) Upon the occurrence of a Lockbox Event, Borrower shall establish and maintain a segregated Eligible Account (the "LOCKBOX ACCOUNT") to be held by the Servicer in the trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled "Fox Valley Mall LLC, as Borrower, and Lehman Brothers Holdings Inc., as Lender, pursuant to Loan Agreement dated as of November 14, 1997, 1997-Lockbox Account." Borrower hereby grants to Lender a first priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Lockbox Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower.

          (b) Borrower shall, or shall cause Manager to, deliver written instructions to all tenants under Leases to deliver all Rents payable thereunder following a Lockbox Event, directly to the Lockbox Account. Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents into the Lockbox Account promptly upon receipt.

          (c) Borrower shall obtain from Account Holder its agreement to transfer to the Cash Collateral Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every other Business Day following a Lockbox Event.

          9.6.2 CASH COLLATERAL ACCOUNT. (a) Upon the occurrence of a Lockbox Event Borrower shall establish and maintain a segregated Eligible Account (the "CASH COLLATERAL ACCOUNT") to be held by Servicer in trust for the benefit of Lender, which Cash Collateral Account shall be under the sole dominion and control of Lender. The Cash Collateral Account shall be entitled "Fox Valley Mall LLC, as Borrower, and Lehman Brothers Holdings Inc., as Lender, pursuant to Loan Agreement dated as of November 14, 1997 - Cash Collateral Account." Borrower hereby grants to Lender a first priority security interest in the Cash Collateral Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Collateral Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Collateral Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Collateral Account and all costs and expenses for establishing and maintaining the Cash Collateral Account shall be paid by Borrower.

          (b) Following a Lockbox Event, all funds on deposit in the Cash Collateral Account shall be applied by Lender to the payment of the following items in the order indicated:

               (i) First, payment of the Monthly Debt Service Payment Amount, applied first to the payment of interest computed at the Regular Interest Rate with the remainder applied to the reduction of the outstanding principal balance of the Note;

               (ii) Second, payments for monthly Cash Expenses incurred in accordance with the related Annual Budget pursuant to a written request for payment submitted by Borrower to Lender specifying the individual Cash Expenses in a form acceptable to
Lender:

               (iii)     Third, on or after the Anticipated
Repayment Date, payments for Extraordinary Expenses approved by Lender, if any;

               (iv) Fourth, on or after the Anticipated Repayment
Date, payments to Lender in reduction of the outstanding principal balance of the Loan;

               (v)  Fifth, on or after the Anticipated Repayment
Date, payments to Lender for Accrued Interest;

               (vi) Sixth, payment to the Lender of any other amounts then due and payable under the Loan Documents; and

               (vii)     Lastly, payment of any excess amounts to Borrower.

          (c) The insufficiency of funds on deposit in the Cash Collateral Account shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Section 9.7    SERVICER.
               --------

          At the option of Lender, the Loan may be serviced by a servicer/trustee (the "SERVICER") selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the "SERVICING AGREEMENT") between Lender and Servicer. Borrower shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement, which fees and costs shall not exceed $10,000, provided, however, that Borrower shall not be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.

X.   MISCELLANEOUS
     -------------

Section 10.1  Survival.
              --------

          This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2  LENDER'S DISCRETION.
              -------------------

          Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3  GOVERNING LAW.
              -------------

          (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE
LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT
LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE

NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          (B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER'S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT CT CORPORATION SYSTEMS, 1633 BROADWAY, NEW YORK, NEW YORK 10019 AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4  MODIFICATION, WAIVER IN WRITING.
              -------------------------------

          No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5  DELAY NOT A WAIVER.
              ------------------

          Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan
Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6  NOTICES.
              -------

          All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) by telecopier (with answer back acknowledged), addressed as follows (or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

          If to Lender:

               Lehman Brothers Holdings Inc.,
                 doing business as Lehman Capital, a
                 division of Lehman Brothers Holding Inc.
               Three World Financial Center, 12th Floor
               Commercial Mortgage Surveillance Group
               New York, New York  10285
               Attention:  Tricia Hall
               Facsimile No. (212) 526-8679

          with a copy to:

               Cadwalader, Wickersham & Taft
               100 Maiden Lane
               New York, New York  10038
               Attention:  W. Christopher White, Esq.
               Facsimile No. (212) 504-6666

          If to Borrower:

               Fox Valley Mall LLC
               c/o Urban Shopping Centers, Inc.
               900 North Michigan Avenue
               Suite 1500
               Chicago, IL  60611
               Attention:     Chief Financial Officer
               Facsimile No. (312) 915-2001

          with a copy to:

               Urban Shopping Centers, Inc.
               900 North Michigan Ave.
               Suite 1500
               Chicago, IL  60611
               Attention:  General Counsel
                           Facsimile No. (312) 915-2001

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

Section 10.7  TRIAL BY JURY.
              -------------

          BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8  HEADINGS.
              --------

          The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9  SEVERABILITY.
              ------------

          Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10  PREFERENCES.
               -----------

          Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11  WAIVER OF NOTICE.
               ----------------

          Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12  REMEDIES OF BORROWER.
               --------------------

          In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower's sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13  EXPENSES; INDEMNITY.
               -------------------

          (a) Borrower covenants and agrees to pay, or if Borrower fails to pay to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan
Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower's ongoing performance of and compliance with Borrower's respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (iv) securing Borrower's compliance with any requests made pursuant to SECTION 9.1 hereof; (v) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or of any insolvency or bankruptcy proceedings;
PROVIDED, HOWEVER, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Deposit Account.

          (b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the "Indemnified Liabilities"); PROVIDED, HOWEVER, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender.

Section 10.14  SCHEDULES INCORPORATED.
               ----------------------

          The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15  OFFSETS, COUNTERCLAIMS AND DEFENSES.
               -----------------------------------

          Any assignee of Lender's interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.


Section 10.16  NO JOINT VENTURE OR PARTNERSHIP;
               NO THIRD PARTY BENEFICIARIES.
               ----------------------------

          (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

          (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and the Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than the Lender and the Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender's sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17  PUBLICITY.
               ---------

          The Lender shall have the right to issue press releases, advertisements and other promotional materials describing the Lender's participation in the origination of the Loan or the Loan's inclusion in any Secondary Market Transaction effectuated by the Lender. Lender shall also be permitted to use the Borrower or Sponsor's logo in its offering memorandum or marketing materials; provided, however, that Borrower shall have the opportunity to review the use of such logo in marketing materials prior to its publication.

Section 10.18  WAIVER OF MARSHALING OF ASSETS.
               ------------------------------

          To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshaling of the assets of Borrower, Borrower's partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Mortgage, and agrees not to assert any right under any laws pertaining to the marshaling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19  WAIVER OF COUNTERCLAIM.
               ----------------------

          Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20  CONFLICT; CONSTRUCTION OF DOCUMENTS; RELIANCE.
               ---------------------------------------------

          In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan
Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender's exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of the Borrower or its affiliates.

Section 10.21  BROKERS AND FINANCIAL ADVISORS.
               ------------------------------

          Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender's attorneys' fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this
SECTION 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22  PRIOR AGREEMENTS.
               ----------------

          This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Commitment Letter dated September 30, 1997 between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

          IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

                         FOX VALLEY MALL LLC,
                         a Delaware limited liability company

                         By: USC FOX VALLEY, INC.
                         a Delaware corporation, its managing member

                         By:______________________________________
                            Name:  Michael G. Hilborn
                            Title: Senior Vice President

                         LEHMAN BROTHERS HOLDINGS INC.,
                              DOING BUSINESS AS LEHMAN CAPITAL, A
                              DIVISION OF LEHMAN BROTHERS HOLDING INC.,

                              By:______________________________________
                                 Name:
                                 Title: